                                                                    Exhibit 10.1

                                                                [EXECUTION COPY]

                       STOCK AND ASSET PURCHASE AGREEMENT

                                      among

                           HANSON FUNDING (G) LIMITED,
                           DEUTSCHE GROVE CORPORATION,
                        HANSON AMERICA HOLDINGS (4) LTD.,
                                GROVE FRANCE SA,
                             KIDDE INDUSTRIES, INC.,
                               HANSON FINANCE PLC

                                       and

                               GROVE WORLDWIDE LLC

                           Dated as of March 10, 1998
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                                TABLE OF CONTENTS

                                                                           Page

ARTICLE I..................................................................  2

DEFINITIONS AND TERMS......................................................  2
      1.1   Specific Definitions...........................................  2
      1.2   Other Terms.................................................... 14
      1.3   Other Definitional and Interpretive Provisions................. 15

ARTICLE II
PURCHASE AND SALE OF THE GROVE OPERATIONS.................................. 16
      2.1   Purchase and Sale of the Grove Operations...................... 16
      2.2   Adjustment and Allocation of the Purchase Price................ 16
      2.3   Sale and Purchase of Stock..................................... 18
      2.4   Sale and Purchase of the Specified Grove Assets................ 19
      2.5   Excluded Assets................................................ 19
      2.6   Assumed Liabilities............................................ 19
      2.7   Excluded Liabilities........................................... 20
      2.8   Post-Closing Adjustment........................................ 21
      2.9   Closing........................................................ 25

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS.............................. 25
      3.1   The Grove Operations........................................... 25
      3.1A  Specified Grove Assets......................................... 26
      3.2   Organization and Qualification................................. 26
      3.3   Capitalization................................................. 27
      3.4   Subsidiaries and Investments................................... 27
      3.5   Corporate Authorization........................................ 28
      3.6   Consents and Approvals......................................... 28
      3.7   Non-Contravention.............................................. 29
      3.8   Binding Effect................................................. 30
      3.9   Financial Statements; Absence of Certain Changes............... 30
      3.10  No Material Adverse Change..................................... 32
      3.11  Litigation and Non-Warranty Claims; Orders and Judgments....... 32
      3.12  Taxes.......................................................... 33
      3.13  Employee Benefits.............................................. 35
      3.14  Compliance with Laws; Certain Payments......................... 42
      3.15  Environmental Matters.......................................... 43
      3.16  Intellectual Property.......................................... 43
      3.17  Labor Matters.................................................. 45
      3.18  Contracts...................................................... 47

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      3.19  Property....................................................... 48
      3.20  Title to Shares................................................ 51
      3.21  Product Warranties............................................. 51
      3.22  Potential Conflicts of Interest................................ 51
      3.23  Insurance...................................................... 52
      3.24  Finders' Fees.................................................. 55
      3.25  No Other Representations or Warranties......................... 55

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER................................ 55
      4.1   Organization and Qualification................................. 55
      4.2   Authorization.................................................. 56
      4.3   Consents and Approvals......................................... 56
      4.4   Non-Contravention.............................................. 57
      4.5   Binding Effect................................................. 57
      4.6   Finders' Fees.................................................. 58
      4.7   Financial Capability........................................... 58
      4.8   Purchase for Investment........................................ 58
      4.9   No Other Representations or Warranties......................... 59

ARTICLE V
COVENANTS.................................................................. 59
      5.1   Access......................................................... 59
      5.2   Conduct of Business............................................ 60
      5.3   Best Efforts................................................... 63
      5.4   Further Assurances............................................. 64
      5.5   Use of Corporate Names and Symbols............................. 65
      5.6   Benefit Plans.................................................. 65
      5.7   Preservation of Records........................................ 67
      5.8   Supplemental Information....................................... 68
      5.9   Success Fee Agreements......................................... 69
      5.10  Termination of Certain Plans................................... 69
      5.11  Insurance...................................................... 69
      5.12  Intercompany Accounts.......................................... 71
      5.13  Litigation and Warranty Claims................................. 71
      5.14  Assignment of Beneficial Interests............................. 71
      5.15  Collection of Receivables...................................... 73
      5.16  Mail and Other Communications.................................. 73
      5.17  Auditor Matters................................................ 74
      5.18  Non-Competition; Confidentiality............................... 74

ARTICLE VI
CONDITIONS TO CLOSING...................................................... 75
      6.1   Conditions to the Obligations of Purchaser and the Sellers..... 75

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      6.2   Conditions to the Obligations of Purchaser..................... 77
      6.3   Conditions to the Obligations of the Sellers................... 79

ARTICLE VII
SURVIVAL; GENERAL INDEMNIFICATION.......................................... 81
      7.1   Survival....................................................... 81
      7.2   Indemnification by Purchaser................................... 82
      7.3   Indemnification by Sellers..................................... 84
      7.4   Indemnification Procedures..................................... 88
      7.5   Certain Environmental Matters.................................. 91
      7.6   Resale Payment................................................. 93
      7.7   Characterization of Indemnification Payments................... 96
      7.8   Computation of Losses Subject to Indemnification............... 96

ARTICLE VIII
TERMINATION................................................................ 96
      8.1   Termination.................................................... 96
      8.2   Effect of Termination.......................................... 97

ARTICLE IX
MISCELLANEOUS.............................................................. 98
      9.1   Notices........................................................ 98
      9.2   Amendment; Waiver.............................................. 99
      9.3   Assignment..................................................... 99
      9.4   Entire Agreement...............................................100
      9.5   Fulfillment of Obligations.....................................100
      9.6   Parties in Interest............................................100
      9.7   No Third Party Rights..........................................101
      9.8   Public Disclosure..............................................101
      9.9   Return of Information..........................................101
      9.10  Expenses.......................................................102
      9.11  Sections of Disclosure Schedule................................102
      9.12  GOVERNING LAW; SUBMISSION TO JURISDICTION;
            SELECTION OF FORUM.............................................102
      9.13  Counterparts...................................................104
      9.14  Headings.......................................................104
      9.15  Severability...................................................104

                    EXHIBITS, ANNEXES AND DISCLOSURE SCHEDULE

                                    EXHIBITS

    Exhibit A                 - Guaranty of Hanson
    Exhibit B                 - HSBC Agency Agreement
    Exhibits C-1 and C-2      - Sunderland Leases and Option Agreement
    Exhibits D-1 and D-2      - Tax Sharing and Indemnification Agreements
    Exhibits E-1, E-2 and E-3 - Certain Tax Affidavits

                                     ANNEXES

    Annex 6.2 (d)      - Opinions of Sellers' Counsel
    Annex 6.3 (c)      - Opinions of Purchaser's Counsel

                         SECTIONS OF DISCLOSURE SCHEDULE

    Section 1.1(a)     - Calculation of Base Net Worth and Determination of
                         Closing Net Worth
    Section 1.1(b)     - Change of Control Agreements
    Section 1.1(c)     - Knowledge of Sellers
    Section 1.1(d)     - Long Term Incentive Plans
    Section 1.1(e)     - Management Incentive Plans
    Section 1.1(f)     - Required Approvals
    Section 2.2        - Allocation of Purchase Price
    Section 2.3        - Sellers of Stock of Specified Grove Parent Corporations
    Section 2.5        - Excluded Assets
    Section 3.1(a)     - Grove Companies
    Section 3.1(b)     - Corporate Structure Chart
    Section 3.1(c)     - Hanson Matters
    Section 3.3        - Capitalization
    Section 3.4        - Sellers' Subsidiaries and Investments
    Section 3.6        - Consents and Approvals
    Section 3.9(a)(1)  - Audited Financial Statements
    Section 3.9(a)(2)  - Unaudited First Quarter Financial Statements
    Section 3.9(c)     - Certain Changes

    Section 3.11(a)    - Litigation and Non-Warranty Claims
    Section 3.11(b)    - Orders and Judgments
    Section 3.12(l)    - Material Tax Elections
    Section 3.13       - Employee Benefit Plans
    Section 3.15       - Environmental Matters
    Section 3.15A      - Special Environmental Matter
    Section 3.16(b)(1) - Certain Intellectual Property
    Section 3.16(c)    - Intellectual Property Infringement
    Section 3.16(d)    - Claims Affecting Intellectual Property
    Section 3.17       - Labor Matters
    Section 3.18(a)    - Contracts
    Section 3.19(a)    - Owned Real Property
    Section 3.19(b)    - Encumbrances
    Section 3.19(c)    - Certain Proceedings Involving Real Property
    Section 3.19(d)    - Real Property Leases
    Section 3.21(a)    - Standard Forms of Product Warranties
    Section 3.21(b)    - PIP
    Section 3.23(a)(1) - Grove Insurance Policies
    Section 3.23(a)(2) - Documentation Relating to Portfolio Transfer Agreement
    Section 3.23(d)    - Pending Claims; Insurance Loss Runs
    Section 3.23(h)    - Product Liability Insurance Matters
    Section 4.7        - Purchaser's Financial Capability
    Section 5.2        - Conduct of Business
    Section 5.12       - Intercompany Accounts
    Section 5.13       - Specific Reserves
    Section 6.2(l)     - Certain Insurance Matters
    Section 7.4        - Certain Mediation Procedures

                       STOCK AND ASSET PURCHASE AGREEMENT

                           Dated as of March 10, 1998

                              --------------------

            The parties to this Agreement are Hanson Funding (G) Limited, a limited company organized under the laws of England and Wales ("Hanson Funding"), Deutsche Grove Corporation, a Delaware corporation ("Deutsche Corp."), Hanson America Holdings (4) Limited, a limited company organized under the laws of England and Wales ("Hanson America"), Grove France SA, a societe anonyme organized under the laws of France ("Grove France"), Kidde Industries, Inc., a Delaware corporation ("Kidde", and collectively with Hanson Funding, Deutsche Corp., Hanson America and Grove France, the "Sellers"), Hanson Finance PLC, a public limited company organized under the laws of England and Wales ("Hanson Finance"), and Grove Worldwide LLC, a Delaware limited liability company (the "Purchaser"). Each of the Sellers and Hanson Finance is a wholly owned subsidiary of Hanson PLC, a public limited company organized under the laws of England and Wales ("Hanson").

            Among other activities, the Sellers are engaged, directly and through subsidiaries, in the business of designing, manufacturing, selling and providing customer support for, mobile hydraulic cranes, self-propelled aerial work platforms and truck-mounted cranes (the "Grove Operations").

            The Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from the Sellers, all of the Sellers' business constituting the Grove Operations, all as more fully described herein. In order to effect such sale and purchase, the Sellers will sell, and

Purchaser will purchase, pursuant to the terms of this Agreement, (i) all the capital stock of the Specified Grove Parent Corporations (as defined) and (ii) the Specified Grove Assets (as defined).

            Accordingly, the parties agree as follows:

                                    ARTICLE I

                              DEFINITIONS AND TERMS

            1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

            "Adjusted Balance Sheet" shall mean the Balance Sheet, as adjusted in accordance with Section 1.1(a) of the Disclosure Schedule.

            "Affiliate Guarantees" shall have the meaning set forth in Section 5.4(a).

            "Affiliated Group" shall mean any affiliated group within the meaning of ss. 1504 of the Code.

            "Affiliates" shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

            "Agreement" shall mean this Agreement, including all exhibits, annexes and schedules hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

            "Apollo Entity" shall mean Apollo Advisors, L.P., Apollo Investment Fund L.P., Apollo Investment Fund (2) L.P., Apollo Investment Fund (3) L.P. or any other existing or future Person of which Apollo Advisors, L.P. or any of its Affiliates is the principal investment advisor or any Person in which any such Apollo Entity has an equity interest of not less than 5%.

            "Appraisals" shall have the meaning set forth in Section 2.2(b).

            "Assumed Liabilities" shall have the meaning set forth in Section
2.6.

            "Audited Financial Statements" shall have the meaning set forth in
Section 3.9(a).

            "Auditors" shall have the meaning set forth in Section 5.17.

            "Balance Sheet" shall have the meaning set forth in Section 3.9(a).

            "Balance Sheet Date" shall have the meaning set forth in Section 3.9(a).

            "Base Net Worth" shall mean U.S. $302,564,000, as calculated in the Adjusted Balance Sheet.

            "Benefit Plans" shall have the meaning set forth in Section 3.13(a).

            "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City or London are authorized or obligated by law or executive order to close.

            "Change of Control Agreements" shall mean the agreements set forth in Section 1.1(b) of the Disclosure Schedule.

            "Chosen Court" shall have the meaning set forth in Section 9.12.

            "Claim Notice" shall have the meaning set forth in Section 7.4.

            "Closing" all shall mean the closing of the transactions contemplated by this Agreement.

            "Closing Balance Sheet" shall have the meaning set forth in Section 2.8(a).

            "Closing Date" shall have the meaning set forth in Section 2.9.

            "Closing Net Worth" shall mean the net worth of the Grove Companies as of the Determination Date, to be calculated in the Closing Balance Sheet in accordance with Section 1.1(a) of the Disclosure Schedule.

            "COBRA" means the provisions of Code section 4980B and Part 6 of Title I of ERISA, as amended, and any applicable similar state law.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Competition Laws" shall mean Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

            "Compliance Costs" shall mean capital and other costs and expenses of compliance with Environmental Laws or conditions of operating permits associated with the ongoing running of the Grove Operations after the Closing.

            "Confidentiality Agreement" shall mean the Agreement, dated June 5, 1997, as amended February 3, 1998, between Arbor Investors, LLC and Hanson.

            "Contracts" shall mean all agreements, permits, licenses, contracts, leases, purchase orders, promotional, trade billback, refund and other arrangements and commitments relating to the Grove Operations.

            "CPA Firm" shall have the meaning set forth in Section 2.8(f).

            "Delta Purchase Agreement" shall mean the Share Purchase Agreement, dated October 27, 1995, by and among Hanson Electrical Holdings SAS and ADZ S.A. for the acquisition of Delta Systems Group.

            "Demerger Agreement" shall mean the Demerger Agreement, dated as of September 30, 1996, among Millennium Chemicals Inc. ("Millennium"), Hanson and Hanson Overseas Holding Limited ("HOH").

            "Demerger Tax Indemnification Agreements" shall mean the Tax Sharing and Indemnification Agreement, dated as of September 16, 1996, among HM Anglo-American Ltd. ("HM Anglo-American"), HM Holdings, Inc. and Hanson, the Tax Sharing Agreement, dated as of September 30, 1996, among Millennium, Hanson and HOH and the Tax Sharing and Indemnification Agreement, dated as of September 30, 1996, among MHC Inc., Hanson and HM Anglo-American.

            "Determination Date" shall mean the close of business in Shady Grove, Pennsylvania on the date immediately preceding the Closing Date.

            "Disclosure Schedule" shall mean the separate Disclosure Schedule delivered by the parties concurrently with the execution and delivery of this Agreement.

            "Employee Arrangements" shall have the meaning set forth in Section 3.13(a).

            "Encumbrances" shall mean mortgages, deeds of trusts, liens, pledges, charges, encumbrances, security interests, options, rights of first refusal, easements, restrictive covenants, encroachments or any other restrictions or third-party rights.

            "Environmental Claim" shall mean any written claim, notice of violation or administrative or judicial action by any Governmental Authority or other Person other than Purchaser and its Affiliates with respect to either (x) the operation of the Grove Operations (other than in Sunderland, England) prior to the Closing Date or (y) the condition of any property owned, leased, operated or held by or in connection with the Grove Operations (other than in Sunderland, England) prior to the Closing Date, in the case of each of (x) and (y) arising under, resulting from or alleging the violation of or liability under any Environmental Law.

            "Environmental Law" shall mean any applicable Law, including common Law, relating to (x) pollution or protection of the environment (including, without limitation, air, surface water, groundwater, surface or subsurface land) or (y) the exposure of Persons to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, protection, release or disposal of, Hazardous Substances.

            "Excluded Assets" shall have the meaning set forth in Section 2.5.

            "Excluded Liabilities" shall have the meaning set forth in Section 2.7.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "Final Asset Allocation" shall have the meaning set forth in Section 2.2(b).

            "Financial Statements" shall mean the Audited Financial Statements and the Unaudited First Quarter Financial Statements.

            "Financing Documents" shall have the meaning set forth in Section
4.7

            "Foreign Plans" shall have the meaning set forth in Section 3.13(a).

            "GAAP" shall mean United States generally accepted accounting principles consistently applied.

            "GAAS" shall mean United States generally accepted auditing standards.

            "Governmental Authorizations" shall mean all licenses, permits, certificates and other authorizations and approvals required from a Governmental Authority to carry on the Grove Operations as conducted at the Balance Sheet Date under applicable Laws.

            "Governmental Authority" shall have mean any government or political subdivision thereof, whether Federal, state, local, foreign or supranational, or any agency (including any regulatory agency) or instrumentality of any such government or political subdivision or any court or arbitrator.

            "Grove Business Employees" shall have the meaning set forth in
Section 3.13(a).

            "Grove Companies" shall mean the Specified Grove Corporations and Kidde solely with respect to the Grove Operations.

            "Grove Europe" shall mean Grove Europe Limited, a limited company organized under the laws of England and Wales.

            "Grove Insurance Policies" shall have the meaning set forth in
Section 3.23(a).

            "Grove Operations" shall have the meaning set forth in the recitals of this Agreement.

            "Guaranty" shall mean the Guaranty, to be dated the Closing Date, of Hanson in favor of Purchaser, substantially in the form of Exhibit A.

            "Hanson" shall have the meaning set forth in the recitals of this Agreement.

            "Hanson Properties" shall mean Hanson Properties Limited, a limited company organized under the laws of England and Wales and, on the date hereof, a subsidiary of Hanson.

            "Hazardous Substances" shall mean any hazardous substances within the meaning of 101(14) of CERCLA, 42 U.S.C. ss. 9601(14), or any other substance, material, pollutant or waste, the use, storage, recycling, transportation, generation, treatment, processing, handling, release or disposal of which is regulated under any Environmental Law.

            "HSBC" shall mean HSBC International Trade Finance Limited.

            "HSBC Agency Agreement" shall mean the Agency Agreement, to be dated the Closing Date, among HSBC, Kidde and the Purchaser, substantially in the form of Exhibit B.

            "HSBC Letter" shall mean the dealer receivables facility letter, dated December 19, 1997, between HSBC and Kidde.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Inactive Companies" shall mean Grove Manufacturing Company and Grove International Corporation.

            "Income Taxes" shall mean all federal, state, local or foreign income or franchise Taxes (including, without limitation, any income taxes imposed as transferee, successor, by contract, or arising out of inclusion in any U.S. Federal consolidated Tax Return) or in any consolidated, combined, or unitary state Tax Return (or by reason of any comparable foreign law that provides for joint or several liability), together with interest, penalties, or additions imposed with respect thereto, including, without limitation, net income, gross receipts, franchise and withholding (pursuant to Chapter 3 of the code or any similar state, local or foreign law) Taxes.

            "Indemnified Parties" shall have the meaning set forth in Section 7.3(a).

            "Indemnifying Party" shall have the meaning set forth in Section
7.4.

            "Individual Arrangements" shall have the meaning set forth in
Section 3.13(a).

            "Industrial Actions" shall have the meaning set forth in Section 3.17(b).

            "Intellectual Property" shall mean all United States and foreign (i) utility and design patents (including provisionals, divisionals, continuations, continuations-in-part, reissues and re-examinations thereof) and patent applications whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted; (ii) registered and unregistered trade names, trademarks, service names and service marks (and applications for registration of the same) and all goodwill associated therewith; (iii) copyright registrations (and applications for the same) and any non-registered copyrights;
(iv) trade secrets and confidential information; (v) inventions, processes and designs (whether or not patentable or reduced to practice); (vi) any computer software programs source code, object code, data and documentation; and (vii) all other intellectual property rights and assets, in each case relating to the Grove Operations.

            "IP Licenses" shall have the meaning set forth in Section 3.16(b).

            "IRS" shall mean the Internal Revenue Service.

            "Kidde Retained Environmental Liabilities" shall mean any and all Losses arising out of or related to the businesses, actions or omissions of Sellers or their current or former Subsidiaries or Affiliates under or pursuant to Environmental Law except for (but only to the extent of) Losses arising out of or related to the businesses, actions or omissions of the current and former Grove Operations (including, but not limited to, any such Losses imposed as transferee or successor by contract or otherwise).

            "Kidde Retained ERISA Liabilities" shall mean any and all Losses, whether or not incurred prior to the Closing Date, under Code Section 412, Chapter 43 of the Code, Title I or IV of ERISA or otherwise (or comparable foreign Laws) with respect to any savings, retirement, pension or welfare plan or arrangement maintained or contributed to by any Seller or any current or former corporation, trade or business under common control or treated as a single employer with any Seller (excluding any Losses on account of benefits provided to current and former employees of the Grove Operations).

            "Kidde Retained Tax Liabilities" shall mean (i) any and all Income Taxes of Kidde or its Affiliates with respect to all taxable periods ending on or prior to the Closing Date or, for the taxable period that includes the Closing Date, the portion of such period up to and including the Closing Date (such portion to be determined based upon an interim closing of the books as of the close of the Closing Date) and (ii) any and all Taxes with respect to operations of Kidde or its Affiliates that are not Grove Operations.

            "Knowledge of Sellers" or any similar phrase means the actual knowledge of the individuals identified in Section 1.1(c) of the Disclosure Schedule.

            "Krupp Purchase Agreements" shall mean the Krupp Asset Purchase Agreement, dated August 30, 1995, whereby Jacuzzi Whirlpool GmbH (future Deutsche Grove GmbH) acquired the assets of Krupp Mobile Krane GmbH; Grove NA acquired the assets of Krupp Kranes of North America, Inc.; and Grove Europe acquired the assets of Krupp Industries Limited and Krupp Gruas Hidaulicas S.A. and the Asset Purchase Agreement dated August 31, 1995 by and among Grove France S.A. and Krupp T.I.S.A. for the acquisition of the Krupp T.I.S.A. assets.

            "Laws" shall include any federal, state, foreign, supranational or local law, statute, ordinance, rule, regulation, order, judgment or decree.

            "Leased Real Property" shall have the meaning set forth in Section 3.19(d).

            "LIBOR" shall mean the London Interbank Offered Rate paid in London on 3- month dollar deposits from other banks as quoted by The Chase Manhattan Bank on the Closing Date or, if such quotation is not available, the rate published on the first publication date following the Closing Date under "Money Rates" in the New York City edition of The Wall Street Journal.

            "LLC Owner" shall mean, collectively, Grove Holdings LLC and Grove Investors LLC.

            "Long-Term Incentive Plans" shall mean the Long-Term Incentive Plans listed in Section 1.1(d) of the Disclosure Schedule.

            "Losses" shall mean any liabilities, damages, claims, losses, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation, litigation and ongoing monitoring) known or unknown, fixed or contingent.

            "Lowest Cost Response" means the response required or allowed under Environmental Law that addresses the Hazardous Substances present at the lowest cost (considered as a whole taking into consideration any negative impact such response may have on the conduct of the Grove Operations and any potential additional costs or liabilities that may arise as a result of such response) and causes the property or operation at issue to be in compliance with Environmental Law at the lowest cost, as compared to any other response, that is consistent with Environmental Law.

            "Management Incentive Plans" shall mean the Management Incentive Plans listed in Section 1.1(e) of the Disclosure Schedule.

            "Material Adverse Change" shall mean a change that is, or could reasonably be expected to be, materially adverse to the assets, liabilities, condition (financial or otherwise) or results of operations of the Grove Operations as conducted at the Balance Sheet Date taken as a whole; provided, however, that a Material Adverse Change shall not be deemed to have occurred (i) exclusively as a result of the impact of any Industrial Actions on the results of operations at the Sunderland Facility or (ii) as a result of any developments in, prognosis for or expenditures for the Enterprise Project.

            "Material Adverse Effect" shall mean an effect that is, or could reasonably be expected to be, (i) materially adverse to the assets, liabilities, condition (financial or otherwise) or results of operations of the Grove Operations as conducted at the Balance Sheet Date taken as a whole, (ii) materially impair or delay any of the Sellers' ability to consummate the material transactions contemplated hereby or (iii) materially adversely affect Purchaser's ability to operate the Grove Operations following the Closing in a manner consistent with the manner in which the Grove Operations were being operated at the Balance Sheet Date; provided, however, that a Material Adverse Effect shall not be deemed to have occurred (i) exclusively as a result of the impact of any Industrial Actions on the results of operations at the Sunderland Facility or (ii) as a result of any developments in, prognosis for or expenditures for the Enterprise Project.

            "Net Worth" shall have the meaning set forth in Section 1.1(a) of the Disclosure Schedule and shall be calculated in accordance with Modified GAAP as described in Section 1.1(a) of the Disclosure Schedule.

            "Non-Basket Representations" shall have the meaning set forth in
Section 7.1(b).

            "Non-Surviving Representations" shall have the meaning set forth in
Section 7.1(b).

            "Notice Period" shall have the meaning set forth in Section 7.4.

            "Objection Date" shall have the meaning set forth in Section 2.8(h).

            "Owned Real Property" shall have the meaning set forth in Section 3.19(a).

            "Permitted Encumbrances" shall have the meaning set forth in Section 3.19(b).

            "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

            "Peterhead Receivables" shall mean the amount set forth in the Closing Balance Sheet, not to exceed (pound)5.3 million, relating to receivables of Grove Europe payable by Peterhead, together with interest thereon from the Closing Date through the date of any payment made by Sellers pursuant to Section 7.3(a)(xii) at the rate specified in Section 2.8(h).

            "Portfolio Transfer Agreement" shall mean, collectively, (i) the Indemnity Agreement between National Union Fire Insurance Company of Pittsburgh, PA, Birmingham Fire Insurance Company of Pennsylvania, American Home Assurance Company, the Insurance Company of the State of Pennsylvania and Landmark Insurance Company (collectively, the "Insurers") and Hanson Finance, effective as of October 1, 1997, (ii) the Side Letter between the Insurers and Hanson Finance, effective as of October 1, 1997, and (iii) the Portfolio Transfer Agreement and Novation among National Union Fire Insurance Company of Pittsburgh, PA, Bulldog Insurance Company Ltd. and Insurance Company of North Carolina, Pacific Employers Insurance Company, Bankers Standard Insurance Company, Indemnity Insurance Company of North America, Cigna Indemnity Insurance Company (f/k/a Alaska Pacific Assurance Company) and Cigna Insurance Company of Canada, effective as of October 1, 1997 and (iv) the Commutation and Release between the Insurers and Bulldog Insurance Company Ltd. effective as of October 1, 1997.

            "Proposed Asset Allocation" shall have the meaning set forth in
Section 2.2(b).

            "Purchase Price" shall have the meaning set forth in Section 2.1.

            "Purchaser" shall have the meaning set forth in the recitals of this Agreement.

            "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 7.3(a).

            "Purchaser's Objection" shall have the meaning set forth in Section 2.8(d).

            "Real Property" shall mean, collectively, Owned Real Property and Leased Real Property.

            "Real Property Leases" shall have the meaning set forth in Section 3.19(d).

            "Required Approvals" shall mean the consents and approvals set forth in Section 1.1(f) of the Disclosure Schedule.

            "Resale Event" shall have the meaning set forth in Section
7.6(d)(i).

            "Residual Value Guarantee Contracts" shall mean any Contracts between any Grove Company and any leasing or financing company or other Person, including, without limitation, the Contracts listed in Section 3.18(a) of the Disclosure Schedule, whereby any Grove Company (or any other Person on its behalf) is obliged to reacquire, identify a purchaser for (or make any payment in respect of) any product of the Grove Operations.

            "Retiree Welfare Plan" shall mean any Benefit Plan which is a welfare plan within the meaning of ERISA section 3(1) (regardless of whether the plan is covered by ERISA) which provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his dependents).

            "Retirees" shall have the meaning set forth in Section 5.6(c).

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Sellers" shall have the meaning set forth in the recitals of this Agreement.

            "Shared Environmental Matters" shall mean (i) any Environmental Claims that arise on or before the second anniversary of the Closing Date other than (x) the Special Environmental Matter and (y) any matters specifically identified in the conclusion sections of the reports listed in Item 1(a) through
(d), and in Items 2 through 7, of Section 3.15 of the Disclosure Schedule and any immaterial matters directly related to any such specifically identified matters and (ii) any Losses arising pursuant to Environmental Laws in connection with the off-site migration of Hazardous Substances where (A) such migration arises out of the operation of the Grove Operations prior to the Closing Date or such Hazardous Substances are located on, in or under any property owned, leased, operated or held by or in connection with the Grove Operations prior to the Closing Date and (B) it can be reasonably demonstrated that prompt mitigative action would decrease materially the ultimate liability to any Person (other than Purchaser and its Affiliates) arising therefrom.

            "Special Environmental Matter" shall have the meaning set forth in
Section 3.15A of the Disclosure Schedule.

            "Seller Indemnified Parties" shall have the meaning set forth in
Section 7.2.

            "Significant Distributor" shall mean a distributor or customer to which the Grove Companies sold or leased more than $3,000,000 of finished products in fiscal 1997.

            "Specified Grove Assets" shall mean the assets, properties, rights and business of Kidde relating to the Grove Operations, excluding the Excluded Assets, as they existed on the Balance Sheet Date, with such additions thereto and deletions therefrom as shall have occurred in the ordinary course of business (unless not permitted by this Agreement) or as otherwise permitted by this Agreement between the Balance Sheet Date and the Closing Date.

            "Specified Grove Corporations" shall mean the Specified Grove Parent Corporations, National Crane Corporation, Manlift Limited, Grove Cranes Limited, Grove Europe Pension Trustees Limited and Grove Cranes SL.

            "Specified Grove Parent Corporations" shall mean Grove Europe, Crane Holding Inc., Deutsche Grove GmbH, Grove France, Delta Manlift SAS and Grove Manlift Pty. Ltd.

            "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person, either directly or through or together with any other Subsidiary of such Person, owns 50% or more of the equity interests or has the right to elect or designate a majority of the Board of Directors or similar governing body, whether through the ownership of voting securities, by contract or otherwise.

            "Success Fee Agreements" shall mean any Contract for which any of the Grove Companies has liability pursuant to which any Person may become entitled to receive any payment as a result of his or its efforts in furtherance of the consummation of the purchase and sale contemplated by this Agreement, other than the Change of Control Agreements.

            "Sunderland Facility" shall mean the property described in the Sunderland Property Transfer Agreement.

            "Sunderland Leases and Option Agreement" shall mean the Lease of Crown Works Sunderland, dated February 27, 1998, as amended, and Lease of land and buildings at Sunderland, dated February 27, 1998 each between Hanson Properties and Grove Europe relating to the Sunderland Facility, substantially in the forms of Exhibit C-1 and C-2.

            "Sunderland Property Transfer Agreement" shall mean the Transfer of Whole dated February 27, 1998, pursuant to which Grove Europe transferred the property including the Sunderland Facility to Hanson Properties.

            "Supplemental Agreements" shall mean the Sunderland Leases and Option Agreement and each of the other agreements and instruments contemplated by this Agreement (other than the Tax Sharing and Indemnification Agreements).

            "Tax Returns" shall have the meaning set forth in the Tax Sharing and Indemnification Agreements.

            "Tax Sharing and Indemnification Agreements" shall mean the agreements to be dated the Closing Date substantially in the forms of Exhibit D-1 and Exhibit D-2.

            "Taxes" means any federal, state, local, foreign, or other tax of any kind whatsoever (together with any interest, penalties, or additions imposed with respect thereto), including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, service, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, rental, lease, ad valorem, or other tax.

            "Terex Entity" shall mean Terex Corp. or any of its controlled Affiliates.

            "Transferred Employees" shall have the meaning set forth in Section 5.6(a).

            "Treasury Regulations" shall mean the Treasury regulations promulgated under the Code.

            "Unaudited First Quarter Financial Statements" shall have the meaning set forth in Section 3.9(a).

            "Welfare Plans" shall have the meaning set forth in Section 5.6(c).

            1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

            1.3 Other Definitional and Interpretive Provisions.

                  (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The terms "dollars" and "$" shall mean United States dollars. The term "(pound)" shall mean pounds sterling. The term "DM" shall mean Deutsche Marks.

                  (d) Unless otherwise expressly provided in this Agreement, the obligation to use "commercially reasonable best efforts" shall not require the party so obligated to pay any money.

                  (e) Unless otherwise expressly provided in this Agreement, the term "material" shall exclude, with respect to any conflict, violation, breach, default, failure, claim or similar matter referred to in Article III of this Agreement that is reasonably capable of quantification, one that would be reasonably expected not to result in a Loss in excess of $100,000 individually, provided, however, that for purposes of the Financial Statements, "material" shall be defined in accordance with GAAP.

                  (f) The term "ordinary course" shall mean "ordinary course consistent with the past practices of the Grove Operations".

                  (g) The term "individually and in the aggregate" or "individually or in the aggregate" shall mean "individually and/or in the aggregate."

                  (h) The term "Purchaser and/or its Affiliates" shall include the Grove Companies (other than Kidde) from and after the Closing.

                  (i) The term "Seller" shall not include Grove France from and after the Closing.

                                   ARTICLE II
                    PURCHASE AND SALE OF THE GROVE OPERATIONS

            2.1 Purchase and Sale of the Grove Operations. On the terms and subject to the conditions set forth herein, and as set forth in greater detail in this Article II, at the Closing, Sellers agree to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Sellers, the Specified Grove Parent Corporations and the Specified Grove

Assets for an aggregate of $605,000,000 subject to adjustment as provided in
Section 5.12 of the Disclosure Schedule (the "Purchase Price").

            2.2 Adjustment and Allocation of the Purchase Price.

                  (a) The Purchase Price shall be subject to adjustment as provided in Section 2.8.

                  (b) The Purchase Price and the Assumed Liabilities shall be allocated among the capital stock of each of the Specified Grove Parent Corporations and the Specified Grove Assets (as an entirety) as set forth in
Section 2.2 of the Disclosure Schedule. As soon as reasonably practicable after the Closing Date, Purchaser shall prepare and deliver to Sellers (a) a schedule that sets forth an allocation among the Specified Grove Assets, as reasonably determined by Purchaser, of the portion of the Purchase Price allocated to the Specified Grove Assets as an entirety (the "Proposed Asset Allocation"), and (b) copies of any appraisals prepared by independent appraisers selected by Purchaser ("Appraisals") upon which the Proposed Asset Allocation has been based. The portions of the Proposed Asset Allocation based upon Appraisals shall be conclusive and binding upon the parties. In the event Purchaser and Kidde are unable to agree within 30 days following Kidde's receipt of the Proposed Asset Allocation on any portion of the Proposed Asset Allocation that is not based upon Appraisals, Purchaser and Kidde shall jointly engage Deloitte & Touche LLP to resolve their disagreement as promptly as possible. The resolution made by Deloitte & Touche LLP shall be conclusive and binding upon the parties (together with the portions of the Proposed Asset Allocation based upon Appraisals, the "Final Asset Allocation"). The fees and disbursements of Deloitte & Touche LLP shall be borne equally by Purchaser and Kidde.

                  (c) All Tax Returns and other financial reports filed by the Purchaser, Sellers and their Affiliates shall be prepared consistently with the allocations set forth in Section 2.2 of the Disclosure Schedule, as adjusted pursuant to Section 2.2(d), and the Final Asset Allocation (subject to any departure required to comply with applicable Law).

            2.3 Sale and Purchase of Stock. On the terms and subject to the conditions set forth herein, at the Closing the following transactions shall occur in the following sequence and in accordance with Section 5.12 of the Disclosure Schedule: (a) Grove France shall sell to Purchaser, and Purchaser shall purchase from Grove France, all the outstanding capital stock of Delta Manlift SAS, (b) Hanson Funding shall sell to Purchaser, and Purchaser shall purchase from Hanson Funding, all of the outstanding capital stock of Grove France, and (c) each Seller listed in Section 2.3 of the Disclosure Schedule shall sell to Purchaser, and Purchaser shall purchase from such Seller, shares constituting all the outstanding capital stock of each of the other Specified Grove Parent Corporations. The capital stock to be sold pursuant to this Section
2.3 shall include, without limitation, the shares held by nominees listed in
Section 3.3 of the Disclosure Schedule.

            2.4 Sale and Purchase of the Specified Grove Assets. On the terms and subject to the conditions set forth herein, at the Closing, Kidde shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from Kidde, the Specified Grove Assets.

            2.5 Excluded Assets. Notwithstanding anything to the contrary herein, there shall be excluded from the Specified Grove Assets those assets set forth in Section 2.5 of the Disclosure Schedule (the "Excluded Assets"). The term Specified Grove Assets does not include the Excluded Assets.

            2.6 Assumed Liabilities. As additional consideration for the Specified Grove Assets, at the Closing, Purchaser shall assume, and undertake to pay, perform and discharge when due, and Purchaser shall hold Sellers harmless with respect to, all of the obligations and liabilities of Kidde related to the Grove Operations whatsoever, whether arising before, on or after the Closing and whether known or unknown, actual, fixed, contingent or otherwise, excluding the Excluded Liabilities, but including (1) matters for which Purchaser is required to indemnify Sellers pursuant to Section 7.2 and (2) the obligations and liabilities of Kidde under the Sales Contracts (as such term is defined in the HSBC Letter (the "Assumed Liabilities"). The payment, discharge, settlement and compromise of all Assumed Liabilities with respect to which a claim or demand for payment or performance is made by a third party to Kidde after the Closing shall be conducted solely in accordance with the indemnification procedures contained in Article VII hereof.

            2.7 Excluded Liabilities. Notwithstanding anything to the contrary herein, Purchaser shall not assume or in any way be responsible for, and Kidde shall pay, perform and discharge when due, and Kidde shall hold Purchaser harmless with respect to, all of the following obligations and liabilities, whether arising before, on or after the Closing and whether known or unknown, actual, fixed, contingent or otherwise, of Kidde: (1) the Kidde Retained Environmental Liabilities, (2) the Kidde Retained ERISA Liabilities, (3) the Kidde Retained Tax Liabilities, (4) liabilities with respect to indebtedness for borrowed money and guarantees, letters of credit and similar obligations in respect thereof, (5) liabilities with respect to payment obligations under the Success Fee Agreements and the Change of Control Agreement identified as item No. 6 on Section 1.1(b) of the Disclosure Schedule, (6) matters for which Sellers are required to indemnify Purchaser pursuant to Section 7.3 and (7) obligations of Kidde under the HSBC Letter (without prejudice to the obligations which Purchaser has agreed to perform by virtue of its appointment as Agent under the HSBC Agency Agreement) (together, the "Excluded Liabilities").

            2.8 Post-Closing Adjustment.

                  (a) As promptly as practicable, but in any event, within 60 days following the Closing, Sellers shall, at their expense, prepare, or cause to be prepared, and deliver to Purchaser a combined balance sheet of the Grove Companies as of the Determination Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be audited by Ernst & Young LLP, Sellers' independent accountants. The Closing Balance

Sheet shall be prepared in accordance with the principles, methods and examples set forth in Section 1.1(a) of the Disclosure Schedule, and shall reflect the taking of a physical inventory, which shall occur with reasonable advance notice to Purchaser and its accountants, who shall have the opportunity to review and observe the taking of such inventory count. The physical inventory shall be taken in a manner consistent with the past practice of the Grove Operations; provided, however, that at Purchaser's election, more extensive inventory procedures not inconsistent with GAAS shall be employed.

                  (b) Within two Business Days following issuance of the Closing Balance Sheet, the following adjustment payment, if any, shall be made:

                        (i) If the amount of the Closing Net Worth as set forth on the Closing Balance Sheet is less than the Base Net Worth, the Sellers shall make an adjustment payment in an amount equal to the excess of (x) the Base Net Worth over (y) the Closing Net Worth as set forth on the Closing Balance Sheet.

                        (ii) If the amount of the Closing Net Worth as set forth on the Closing Balance Sheet is greater than the Base Net Worth, the Purchaser shall make an adjustment payment in an amount equal to the excess of (x) the Closing Net Worth as set forth on the Closing Balance Sheet over (y) the Base Net Worth; provided, however, that the Purchaser's adjustment payment shall in no event exceed $17,000,000.

                  (c) During the 90-day period referred to in Section 2.8(d), Purchaser or its representatives may request from Sellers, and Sellers shall deliver promptly, any additional information reasonably required by Purchaser for its review of the Closing Balance Sheet.

                  (d) Purchaser and Purchaser's accountants shall, within 90 days after the delivery by the Sellers of the Closing Balance Sheet, complete their review of the Closing Balance Sheet. In the event that Purchaser does not agree with Sellers' Closing Balance Sheet and the calculation of Closing Net Worth therein, Purchaser shall inform Sellers in writing (the "Purchaser's Objection"), setting forth a specific description of the basis of Purchaser's Objection and the adjustments to such Closing Net Worth which Purchaser believes should be made, on or before the last day of such 90-day period.

                  (e) Sellers shall have 30 days to review and respond to Purchaser's Objection. Any further adjustment resulting from the resolution of any aspects of Purchaser's Objection by the parties within such 30-day period shall be paid promptly by the party required to make such payment to the party entitled to receive it on or prior to the end of such 30-day period.

                  (f) If Sellers and Purchaser are unable to resolve any of their remaining disagreements with respect to Purchaser's Objection within 10 days following Sellers' response to Purchaser's Objection, they shall refer their remaining disagreements to Deloitte & Touche LLP, or another internationally recognized firm of independent public accountants as to which the Sellers and Purchaser mutually agree (the "CPA Firm"), who shall determine on the basis of the standards set forth in Section 1.1(a) of the Disclosure Schedule, and only with respect to the remaining disagreements so submitted, whether and to what extent, if any, Closing Net Worth as derived from the Closing Balance Sheet, requires adjustment. Sellers and Purchaser shall direct the CPA Firm to use its best efforts to render its determination within 45 days. The CPA Firm's determination shall be conclusive and binding upon Purchaser and the Sellers. The fees and disbursements of the CPA Firm shall be shared equally by Purchaser, on the one hand, and Sellers, on the other hand. Purchaser and the Sellers shall make readily available to the CPA Firm and to each other all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Closing Balance Sheet and all other items reasonably requested by the CPA Firm or a party hereto.

                  (g) In the event the CPA firm makes a determination in the favor of one party, the other party shall promptly make an adjustment payment to the party in whose favor the determination was made in accordance with such determination.

                  (h) All payments required to be made by this Section 2.8 shall include interest thereon from the Closing Date through the date of payment at the LIBOR rate; provided, however, that, with respect to any amount paid after the date of delivery of Purchaser's Objection (the "Objection Date"), the interest rate shall be increased to the LIBOR rate plus 2.75% from the Objection Date through the date of payment; and further provided that if any payment under this Section 2.8 is not made within 10 days of the date payable, the applicable rate of interest shall be increased by 2% per annum for the period from the day following such date through the date such payment is made. All adjustment payments payable pursuant to this Section 2.8 shall be paid in dollars by wire transfer of immediately available funds to an account designated by the party entitled to receive the adjustment payment.

                  (i) The parties shall provide each other and their accountants and their representatives reasonable access during normal business hours to the books and records of the Grove Companies, other relevant information, including work papers of their accountants, and to any employees to the extent necessary for the Sellers to prepare the Closing Balance Sheet and for Purchaser to respond thereto.

                  (j) Any adjustment payment made pursuant to this Section 2.8 shall be allocated among the Specified Grove Corporations and the Specified Grove Assets (as an entirety) other than Grove France and Delta Manlift SAS in proportion to the amounts set forth in Section 2.2 of the Disclosure Schedule other than amounts allocated to Grove France and Delta Manlift SAS.

            2.9 Closing. The Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019 at 10:00 A.M. (New York City time), on the second business day following the satisfaction or waiver (by the party entitled to waive the condition) of all conditions to the Closing set forth in Article VI, or at such other time and place (including local jurisdictions, in the case of the sale of the capital stock of the non-U.S. Specified Grove Parent Corporations) as the parties hereto may mutually agree. The date on which the Closing occurs is called the "Closing Date."

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

            Sellers jointly and severally represent and warrant to Purchaser as follows:

            3.1 The Grove Operations. Section 3.1(a) of the Disclosure Schedule sets forth a list of the corporations that directly conduct the Grove Operations and the jurisdiction of incorporation of each such corporation. Section 3.1(b) of the Disclosure Schedule sets forth a complete and accurate corporate structure chart showing each of such corporations in relation to Hanson. Except for the matters described in Section 3.1(c) of the Disclosure Schedule, the entirety of the Grove Operations are conducted, owned and managed by such corporations.

            3.1A Specified Grove Assets. At the Closing, the Specified Grove Assets will constitute all rights, properties and other assets that are, individually or in the aggregate, material to the conduct of the Grove Operations as they were conducted by Kidde on the Balance Sheet Date, with such additions thereto and deletions therefrom as may have occurred thereafter in the ordinary course or as otherwise contemplated by this Agreement.

            3.2 Organization and Qualification. Each of the Sellers and each of the Specified Grove Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. Each of the Specified Grove Corporations is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, lease or operation of its assets and properties or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified or in good standing, as the case may be, would not have a Material Adverse Effect. Sellers have delivered or otherwise made available to Purchaser, with respect to each of the Specified Grove Corporations, true, complete and correct copies of
(i) its charter, bylaws or other organizational documents, as currently in effect, and (ii) minutes of all meetings (or written consents in lieu of meetings) of its Boards of Directors and stockholders. All material action taken by the Boards of Directors and stockholders of each of the Specified Grove Corporations is reflected in such minutes and written consents.

            3.3 Capitalization. Subject to such changes as shall be made in compliance with Section 5.12, the authorized, issued and outstanding capital stock of each of the Specified Grove Corporations, and the record and beneficial owner or owners thereof, are set forth in Section 3.3 of the Disclosure Schedule. All of the outstanding shares of capital stock of each of the Specified Grove Corporations are duly authorized, validly issued, fully paid and nonassessable. Other than pursuant to this Agreement, there is no preemptive right, subscription right, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement with respect to the issuance, sale, delivery or transfer of the capital stock of any of the Specified Grove Corporations, including any right of conversion or exchange under any security or other instrument. No Person (other than Sellers or another Grove Company) has any right arising out of any interest in the capital stock of any of the Specified Grove Corporations to participate in, or receive any payment based on any amount relating to, the revenue, income, value, net worth or other financial measure of the Specified Grove Corporations or any component or portion thereof, or any increase or decrease in any of the foregoing.

            3.4 Subsidiaries and Investments. (a) Section 3.4 of the Disclosure Schedule sets forth the name and jurisdiction of incorporation of each Subsidiary or other entity in which any of the Specified Grove Corporations directly or indirectly owns any shares of any capital stock or other ownership interest. Except for the entities listed in Section 3.4 of the Disclosure Schedule, the Specified Grove Corporations do not directly or indirectly own any equity interest in any other Person.

                  (b) Grove Manlift Pty. Ltd. is an Australian limited corporation organized on December 9, 1996 and has incurred no liabilities, contingent or otherwise, other than in the ordinary course since the date of its formation.

            3.5 Corporate Authorization. Each of Sellers and their Affiliates has full corporate power and authority, and full legal right, to enter into, execute and deliver those of this Agreement, the Tax Sharing and Indemnification Agreements and the Supplemental Agreements to which it is or will become a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Sellers of this Agreement, and by each of Sellers and their Affiliates of the Tax Sharing and Indemnification Agreements and the Supplemental Agreements have been duly and validly authorized by all necessary corporate and shareholder consent and approval and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by the Sellers of this Agreement, and by each of Sellers and their Affiliates of the Tax Sharing and Indemnification Agreements or any Supplemental Agreements.

            3.6 Consents and Approvals. Except as specifically set forth in
Section 6.1(a) of this Agreement or Section 3.6 of the Disclosure Schedule, no material consent, approval, waiver, license, permit or authorization is required to be obtained by any Seller or any of the Specified Grove Corporations from, and no material notice or filing is required to be given by any Seller or any of the Specified Grove Corporations to or made by any Seller or any of the Specified Grove Corporations with, any Governmental Authority or other Person in connection with the execution, delivery or performance by any Seller of this Agreement, and by any Seller or any of their Affiliates of the Tax Sharing and Indemnification Agreements or any Supplemental Agreement.

            3.7 Non-Contravention. The execution, delivery and performance by each Seller of this Agreement, and by each of Sellers and their Affiliates of the Tax Sharing and Indemnification Agreements and the Supplemental Agreements, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the charter, bylaws or other organizational documents of any Seller, any such Affiliate, or any of the Specified Grove Corporations; (ii) subject to obtaining the consents and approvals referred to in Sections 3.6 and 6.1(a) and, to the Knowledge of Sellers with respect to the Specified Grove Assets conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of any of the Grove Companies under, or to a loss of any benefit to which any of the Grove Companies is entitled under, any Contract; (iii) assuming compliance with the matters set forth in Sections 3.6, 4.3 and 6.1(a), violate, or result in a breach of or constitute a default under any Law to which any Seller, any such Affiliate, (to the Knowledge of Sellers) or any of the Specified Grove Corporations is subject; or (iv) results in the creation of any Encumbrances on the assets of the Specified Grove Corporations or, to the Knowledge of Sellers, on the Specified Grove Assets, other than in the cases of clauses (ii), (iii) and (iv), any conflict, breach, termination, default, cancellation, acceleration, loss or violation which would not individually be material.

            3.8 Binding Effect. This Agreement constitutes and, when executed and delivered at the Closing, the Tax Sharing and Indemnification Agreements and any

Supplemental Agreement will constitute, a valid and legally binding obligation of each Seller and Affiliate of Sellers party thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            3.9 Financial Statements; Absence of Certain Changes.

                  (a) The audited combined balance sheets of the Grove Companies at September 30, 1997 (the "Balance Sheet") and at September 30, 1996 and the audited combined statements of operations of the Grove Companies for the three fiscal years ended September 30, 1997, September 30, 1996 and September 30, 1995, attached as Section 3.9(a)(1) of the Disclosure Schedule (collectively, the "Audited Financial Statements") fairly present, in all material respects, the combined financial condition of the Grove Companies as of the dates thereof, or their combined results of operations for the periods then ended, as the case may be, in accordance with GAAP. September 30, 1997 is referred to herein as the "Balance Sheet Date." The unaudited combined balance sheets of the Grove Companies at December 31, 1997 and December 31, 1996 and the combined statements of operations of the Grove Companies for the fiscal quarters ended December 31, 1997 and December 31, 1996 attached as Section 3.9(a)(2) of the Disclosure Schedule (the "Unaudited First Quarter Financial Statements") fairly present, in all material respects, the combined financial condition of the Grove Companies as of the dates thereof, or their combined results of operations for the periods then ended, as the case may be, in accordance with GAAP, except for normal year-end audit adjustments which will not, individually or in the aggregate, be material.

                  (b) The Grove Companies have no indebtedness, obligation, claims or liability of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities reflected or reserved for in the Balance Sheet; (ii) liabilities incurred after the Balance Sheet Date and disclosed (or below the threshold requiring disclosure) in the Disclosure Schedule to this Agreement; and (iii) liabilities that would not individually or in the aggregate have a Material Adverse Effect and will either be satisfied prior to the Closing or reflected in the Closing Balance Sheet. All accounts receivable to be reflected on the Closing Balance Sheet shall have arisen in the ordinary course.

                  (c) Except as set forth in Section 3.9(c) of the Disclosure Schedule or otherwise disclosed in this Agreement, since the date of the Balance Sheet, each of the Grove Companies has conducted its business in the ordinary course and, other than in the ordinary course, has not: (i) sold, assigned, pledged, hypothecated or otherwise transferred any assets or properties; (ii) terminated (other than in accordance with its terms) or amended in a manner materially adverse to the Grove Operations any material Contract; (iii) suffered any damage, destruction or other casualty loss material to the Grove Operations (whether or not covered by insurance); (iv) increased or accelerated, or taken any action that could increase or accelerate, the compensation payable or to become payable to any employees or increased or accelerated, or taken any actions that could increase or accelerate, any benefits under any Benefit Plan or Employee Arrangement; (v) in the case of the Specified Grove Corporations, incurred or assumed, or agreed to incur or assume, any liability (whether or not currently due and payable) not relating to the Grove Operations; or (vi) entered into an agreement to do any of the foregoing.

            3.10 No Material Adverse Change. Since the Balance Sheet Date, there has been no Material Adverse Change.

            3.11 Litigation and Non-Warranty Claims; Orders and Judgments.

                  (a) Section 3.11(a) of the Disclosure Schedule sets forth a complete and accurate list of any individually material civil, criminal or administrative action, suit, claim (other than warranty claim), hearing, arbitration, proceeding or investigation pending or, to the Knowledge of Sellers, threatened, against any of the Grove Companies.

                  (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, there is no individually material order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction against or affecting any of the Grove Companies.

            3.12 Taxes.

                  (a) All federal, state, local and foreign income Tax Returns and all other material Tax Returns required to be filed by or on behalf of any of the Specified Grove Corporations or any Affiliated Group of which any of the Specified Grove Corporations is or was a member have been timely filed and all such Tax Returns are true and complete in all material respects, and all material Taxes owed by the Specified Grove Corporations or any Affiliated Group for each taxable period during which any of the Specified Grove Corporations was a member of such group have been paid.

                  (b) No audit examination, deficiency assessment, refund litigation or other administrative or court proceeding with respect to any Tax Returns or Taxes of the Specified Grove Corporations is pending or, to the Knowledge of Sellers, threatened. There are no material unpaid Tax deficiency assessments or adjustments concerning any Tax Return or Tax liability of any of the Specified Grove Corporations.

                  (c) There are no outstanding agreements or waivers to extend the period of limitations for the filing of any Tax Return of any Specified Grove Corporation or the assessment or collection of any Tax from any Specified Grove Corporation and no power of attorney relating to Tax matters is currently in force. None of the Specified Grove Corporations has entered into any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law.

                  (d) Each of the Specified Grove Corporations has withheld and timely deposited or paid all material Taxes required to have been withheld and deposited or paid in connection with amounts paid or owing to any independent contractor, stockholder or other third party.

                  (e) None of the Specified Grove Corporations is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code either as a result of the transaction contemplated hereunder or otherwise.

                  (f) Except for the Demerger Tax Indemnification Agreements, the Krupp Purchase Agreements and the Delta Purchase Agreement, none of the Specified Grove Corporations is a party to, bound by or subject to any obligation under any Tax sharing, Tax indemnification, or similar agreement.

                  (g) None of the Specified Grove Corporations has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any of them.

                  (h) No property owned by any of the Grove Companies is property that the Purchaser, any of the Grove Companies or any of their Affiliates is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, is tax-exempt use property within the meaning of Section 168(h)(1) of the Code or tax-exempt bond financed property within the meaning of
Section 168(g) of the Code.

                  (i) None of the Specified Grove Corporations is now, or during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, was, a United States real property holding corporation within the meaning of Section 897 of the Code.

                  (j) None of the Specified Grove Corporations has agreed to or is required to make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                  (k) None of the foreign Specified Grove Corporations owns any United States property as defined in Section 956(c) of the Code.

                  (l) Section 3.12(l) of the Disclosure Schedule sets forth all material Federal, state, local and foreign Tax elections that are in effect with respect to the Specified Grove Corporations that would be binding on the Specified Grove Corporations after the Closing.

            3.13 Employee Benefits. Except as set forth in Section 3.13 of the Disclosure Schedule:

                  (a) There are no (i) "employee benefit plans," as defined in
Section 3(3) of ERISA, maintained with respect to current or former employees of the Grove Companies (the "Grove Business Employees"), other than any plan, including any statutory plan, maintained outside the United States with respect to Grove Business Employees substantially all of whom are employed outside of the United States ("Foreign Plans"), to which any of the Grove Companies has an obligation to make contributions, or for which any of the Grove Companies has any direct, indirect, actual or contingent liability, other than joint and several liability with any Seller or its other Affiliates for plans maintained or contributed to by such Seller or any Affiliate ("Benefit Plans"); or (ii) material bonus or other incentive compensation, deferred compensation, salary continuation during any absence from active employment for disability or other reasons, severance, sick days, stock award, stock option, stock purchase, tuition assistance, vacation pay or other employee benefit agreements, policies or arrangements (other than Benefit Plans, Individual Arrangements or Foreign Plans), or similar agreements, policies or arrangements applicable to non-employee service providers, to which any of the Grove Companies is a party or for which any of the Grove Companies has any liability, other than joint and several liability with any Seller or its other Affiliates for plans or arrangements maintained or contributed to by such Seller or Affiliate, ("Employee Arrangements"); or (iii) individual employment, severance, termination, bonus or other compensation arrangements or agreements with respect to Grove Business Employees, other than arrangements or agreements applicable to non-U.S. Grove Business Employees who are not officers, to which any of the Grove Companies is a party or for which any of the Grove Companies has any liabilities, other than joint and several liability with any Seller or its other Affiliates for arrangements or agreements maintained or contributed to by such Seller or Affiliate (the "Individual Arrangements").

                  (b) With respect to each Benefit Plan, Employee Arrangement and Individual Arrangement, a complete and correct copy of each of the following documents (if applicable) has been provided or made available to Purchaser: (i) the most recent plan or governing document and related trust documents, and all material amendments thereto; (ii) the most recent summary plan description and all related summaries of material modifications; (iii) the most recent Form 5500 (including schedules); (iv) the most recent IRS determination letter (and any pending application therefor); and (v) the most recent annual audited financial statement and opinion (including for purposes of Financial Accounting Standards Board Report no. 87, 106 and 112) and actuarial reports, with respect to any Benefit Plan or Employee Arrangement which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) or which provides post-retirement benefits or, if none, as of the most recent date available, information regarding the value of plan assets, the current liability for benefits under such Benefit Plan or Employee Arrangement and all actuarial and other assumptions used to determine such funded status and current liability.

                  (c) None of the Benefit Plans is subject to Section 4063 or 4064 of ERISA.

                  (d) All Benefit Plans, Employee Arrangements and Individual Arrangements are in material compliance with all applicable Laws. The Benefit Plans and their related trusts intended to qualify under Section 401 of the Code and 501(a) of the Code, respectively, have been determined by the IRS to qualify or be exempt under such Sections and, no event has occurred which, individually or in the aggregate, would reasonably be expected to give rise to disqualification of such Benefit Plan under the Code or to a material liability.

                  (e) All payments or contributions required to have been made under any Benefit Plan, Employee Arrangement or Individual Arrangement or any Law relating thereto have been made by the due date therefor (including any valid extensions). All amounts properly accrued as liabilities to or expenses of any Benefit Plan or Employee Arrangement which have not been paid have been properly reflected on the Balance Sheet to the extent required by GAAP.

                  (f) The Benefit Plans, Employee Arrangements and Individual Arrangements have been maintained and administered, in all material respects, in accordance with their terms and applicable Laws, including but not limited to Laws relating to the filing of applicable reports, documents and notices regarding any Benefit Plans, Employee Arrangements and Individual Arrangements with the Secretary of Labor and the Secretary of the Treasury, or the furnishing of such documents to participants in the Benefit Plans, Employee Arrangements and Individual Arrangements.

                  (g) There are no material pending or, to the Knowledge of Sellers, threatened actions, claims or proceedings against either (i) any Benefit Plan or Employee Arrangement or its assets, plan sponsor, plan administrator or fiduciaries with respect to such Benefit Plan or Employee Arrangement (other than benefit claims in the ordinary course), or

(ii) any of the Grove Companies on account of any Individual Arrangement, Benefit Plan or Employee Arrangement.

                  (h) Except for the Long-Term Incentive Plans, the Management Incentive Plans and the Excluded Liabilities, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any Grove Business Employee becoming entitled to any severance, unemployment or similar payment, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or the amount payable under any Individual Arrangement, (iii) result in the acceleration of the time of (x) payment or vesting of any benefits under any Benefit Plan or Employee Arrangement or (y) the amount payable under any Individual Arrangement, (iv) constitute or involve a "prohibited transaction" (as described in Section 406 of ERISA or Section 4975 of the Code), or (v) give rise to any claim directly or indirectly against the Purchaser or any of the Grove Companies whether under any Benefit Plan, Employee Arrangement, Individual Arrangement or otherwise, for severance or other payments resulting from the transactions contemplated by this Agreement.

                  (i) There have been no "prohibited transactions" and there have been no acts or omissions, with respect to any Benefit Plan, other than Foreign Plans, which have given rise to or may give rise to any material fines, penalties, Taxes or related charges under Sections 502(c), 502(i), 502(l) or 4071 of ERISA or Chapter 43 of the Code for which Purchaser or any of the Grove Companies may directly or indirectly be liable.

                  (j) With respect to each Benefit Plan subject to either Code
Section 412 or ERISA Section 302 (i) such plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are individually and in the aggregate reasonable; and (ii) since the date of the last actuarial reports, except as set forth in Section 3.9(c) of the Disclosure Schedule, there has been no material change in the level of benefits provided thereunder, the number of participants in or the amount of assets under any Benefit Plan which is a "pension plan" (as defined in Section 3(2) of ERISA).

                  (k) Each Benefit Plan and Employee Arrangement which is a "group health plan" (as defined in ERISA section 607(1) or Code Section 5001(b)(1)) has been operated at all times in good faith compliance in all material respects with the provisions of COBRA. No Benefit Plan or Employee Arrangement is a multiple employer welfare arrangement as defined in ERISA
Section 3(40).

                  (l) No assets of the Grove Operations are subject to any lien under ERISA Section 302(f) or Code Section 412(n).

                  (m) There are no (i) Retiree Welfare Plans; (ii) material unfunded benefit obligations with respect to any Grove Business Employee as of the Balance Sheet Date which are not fairly reflected by reserves shown on the Balance Sheet; or (iii) reserves, assets, surpluses or prepaid premiums with respect to any welfare plan (as defined in Section 3(l) of ERISA).

                  (n) No Benefit Plan is a "multiple employer plan" or a "multiemployer plan" within the meaning of the Code or ERISA or the regulations promulgated thereunder.

                  (o) No reportable event (within the meaning of ERISA Section
4043) has occurred or, to the Knowledge of Sellers, may reasonably be expected to occur with respect to any Benefit Plan.

                  (p) Within the five years prior to the Closing, no Benefit Plan that is or was subject to Title IV has been terminated, no filing of a notice of intent to terminate such a Benefit Plan has been made, and the Pension Benefit Guaranty Corporation has not initiated any proceeding to terminate any such Benefit Plan. To the Knowledge of Sellers, no event has occurred, and no condition or circumstance exists, which presents a material risk that any Benefit Plan has experienced or is likely to experience a partial termination, within the meaning of Code Section 411(d)(3).

                  (q) With respect to each Foreign Plan, to the extent applicable: (i) such plan is duly registered where required by, and in good standing under, all applicable Laws, and any regulations thereunder, and, to the Knowledge of Sellers, no events have occurred or conditions exist that could jeopardize such status, (ii) such plan is in material compliance and has been maintained in all material respects in accordance with its terms and applicable Law, and (iii) during the last three years, no actuarial surplus has been removed nor has any surplus been used to offset any contribution obligations of any of the non-U.S. Grove Companies under any such plan.

            3.14 Compliance with Laws; Certain Payments.

                  (a) Except as set forth in Sections 3.6, 3.15 or 3.15A of the Disclosure Schedule, each of the Grove Companies is in material compliance with all Laws and has all material Governmental Authorizations, it being understood that nothing in this representation is intended to address any compliance issue that is the subject of any other representation or warranty set forth herein.

                  (b) To the Knowledge of Sellers, none of the Grove Companies has made any illegal payment to officers or employees of any Governmental Authority, or any insurance company or fire rating and any other similar board or organization or other non-governmental regulating body to the extent that the rules, regulations or orders of such body have the force of law, or made any illegal payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other illegal reciprocal practice, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Grove Companies.

            3.15 Environmental Matters. Except as specifically set forth in Sections 3.15 or 3.15A of the Disclosure Schedule:

                  (a) Each of the Grove Companies is in compliance in all material respects with all applicable Environmental Laws and has no material liabilities under any Environmental Law;

                  (b) None of the Sellers nor any of the Grove Companies has received any written notice of any violation or alleged violation by any of the Grove Companies of, or any liability of any of the Grove Companies under, any Environmental Law, during the past three years; and

                  (c) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of Sellers, threatened, relating to compliance by any of the Grove Companies with, or the liability of any of the Grove Companies under, any Environmental Law.

            3.16 Intellectual Property.

                  (a) The Grove Companies own or are licensed or otherwise have the right to use all of the material Intellectual Property that is used in connection with the Grove Operations as conducted at the Balance Sheet Date.

                  (b) Section 3.16(b)(1) of the Disclosure Schedule sets forth a true and correct list of all registered Intellectual Property (and all pending applications for registration of Intellectual Property) owned by the Grove Companies and all material Intellectual Property licensed by or to the Grove Companies ("IP Licenses"). The Grove Companies have performed in all material respects all obligations imposed upon them under all IP Licenses and to the Knowledge of Sellers, no material default has occurred under any Intellectual Property required to be listed in Section 3.16(b)(1) of the Disclosure Schedule which default has not been cured or waived. To the Knowledge of Sellers, all of the registered Intellectual Property and IP Licenses listed in Section 3.16(b)(1) of the Disclosure Schedule are valid, enforceable and are full force and effect.

                  (c) To the Knowledge of Sellers, except as set forth in
Section 3.16(c) of the Disclosure Schedule, no product (or component thereof or process) currently used, advertised, distributed, imported, sold or manufactured by any of the Grove Companies and no material Intellectual Property of the Grove Companies infringes on or otherwise violates any Intellectual Property rights of any other Person.

                  (d) Except as set forth in Section 3.16(d) of the Disclosure Schedule, there are no actions or proceedings pending or, to the Knowledge of Sellers, threatened challenging the validity, enforceability, use or ownership of any material Intellectual Property of any of the Grove Companies, and, to the Knowledge of Sellers, no Person is infringing or otherwise violating any material Intellectual Property of any of the Grove Companies.

            3.17 Labor Matters. Except as disclosed in Section 3.17 of the Disclosure Schedule:

                  (a) None of the Grove Companies is a party to any labor or collective bargaining agreement or similar (outside the United States) Contract with any

Person with respect to its employees and the terms and conditions of their employment (other than Individual Arrangements), no employees of any of the Grove Companies are represented by any labor or equivalent organization (other than as required by applicable Law) with respect to the terms and conditions of their employment, and there are no organizing activities (including any demand for recognition or certification proceedings) pending or, to the Knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal or Governmental Authority involving any of the Grove Companies or their respective employees;

                  (b) There are, and for the past three years there have been, no strikes, material work stoppages, material disputes, slowdowns or lockouts ("Industrial Actions") pending or, to the Knowledge of Sellers, threatened against or involving any of the Grove Companies or their respective employees;

                  (c) There are no material audits, complaints, charges, claims or proceedings against any of the Grove Companies pending or, to the Knowledge of Sellers, threatened to be brought or filed with any Governmental Authority
(i) based on or arising out of (x) the employment of or termination of employment by any of the Grove Companies of any employee or (y) the terms and conditions of employment of any employee;

                  (d) Each of the Grove Companies is in material compliance with all Laws pertaining to the employment of labor, including (i) all material applicable requirements of the Occupational Safety and Health Act of 1970, as amended, within the

United States and comparable workplace-safety Laws of all other applicable jurisdictions; (ii) all material applicable Laws affecting or in any way relating to labor union activities, civil rights or employment, including without limitation, in the United States, Title VII, Civil Rights Act of 1964 as amended; the Age Discrimination in Employment Act of 1967, as amended; the Equal Employment Opportunity Act of 1972, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the National Labor Relations Act; the Rehabilitation Act; the Vietnam Era Veteran Reemployment Act; the Immigration Reform Control Act, as amended; the Fair Labor Standards Act, as amended; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; and (iii) all material applicable Laws relating to workers compensation, immigration and visa matters and the collection and payment of withholding and/or payroll Taxes and similar Taxes with respect to all employees and former employees of any of the Grove Companies;

                  (e) During the last three years, (i) there has not been effectuated with respect to the Grove Operations a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Grove Operations or a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Grove Operations and (ii) the Grove Operations have not been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. During the six months prior to the date hereof none of the employees of the Grove Companies has suffered an "employment loss" (as defined in the WARN Act); and

                  (f) No executive of, or other employee whose services are otherwise material to, the Grove Operations as conducted on the Balance Sheet Date is employed by any Affiliate of the Grove Companies or any other party.

            3.18 Contracts.

                  (a) Section 3.18(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of each Contract (other than (i) purchase and sale orders or arrangements in the ordinary course of business, (ii) any Contract (other than one referred to in clause (i)) involving the payment of less than $250,000 in the aggregate and with a term of one year or less and (iii) confidentiality agreements entered into in the usual course of business).
Section 3.18(a) of the Disclosure Schedule does not omit any Contract with a Significant Distributor or any Contract that is material to the Grove Operations taken as a whole.

                  (b) Each Contract required to be listed in Section 3.18(a) is a valid and binding agreement of one of the Grove Companies and, to the Knowledge of Sellers, is in full force and effect. To the Knowledge of Sellers, no material default has occurred under any Contract required to be listed in
Section 3.18(a) of the Disclosure Schedule which default has not been cured or waived.

                  (c) To the Knowledge of Sellers, as of the date of this Agreement no Significant Distributor has terminated or threatened to terminate its Contract with the

Grove Companies upon the consummation of the sale and purchase contemplated by this Agreement.

            3.19 Property.

                  (a) Section 3.19(a) of the Disclosure Schedule sets forth a list of all real property owned by each of the Grove Companies as of the date hereof, other than easements, rights-of-way and similar interests in real property (the "Owned Real Property").

                  (b) As of the Closing, each of the Grove Companies will have good and marketable title to all of the assets and properties which it then owns and which will be reflected on the Closing Balance Sheet, including the Owned Real Property, free and clear of all Encumbrances, except (i) as set forth in
Section 3.19(b) or the footnote to Section 3.19(d) of the Disclosure Schedule;
(ii) as disclosed in the Balance Sheet; (iii) liens for Taxes, assessments, water and sewer rents and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings; and (iv) (A) easements, quasi easements, licenses, covenants, rights of way, utility agreements and other similar restrictions, (B) any conditions that may be shown by a current survey, (C) any exceptions and conditions contained in any title insurance policies to be obtained by Purchaser prior to the Closing, (D) Laws that affect the use of the Owned Real Property including zoning, building and other similar restrictions and (E) other Encumbrances that in the case of clauses, A, B, C, D and E do not, individually or in the aggregate, in any material respect interfere with or impair the continued use of the material Owned Real Property in the ordinary course (clauses (i) through (iv) collectively, "Permitted Encumbrances").

                  (c) Except as disclosed in Section 3.19(c) of the Disclosure Schedule, there is no pending or, to the Knowledge of Sellers, threatened or proposed proceeding or governmental action to condemn, to take by the power of eminent domain (or to purchase in lieu thereof) or otherwise to take or restrict in any material respect the right to use, develop or alter, all or any part of any material Real Property, it being understood that the proposal or adoption of Laws of general application shall not be deemed to be a breach of this representation and warranty.

                  (d) Section 3.19(d) of the Disclosure Schedule is a true, correct and complete schedule of all leases, subleases, licenses and other Contracts (including "Inheritable Building Rights" in Germany) under which any of the Grove Companies uses or occupies any material Real Property (collectively, the "Real Property Leases") (the land, buildings and other improvements covered by the Real Property Leases being herein called the "Leased Real Property") which Section 3.19(d) of the Disclosure Schedule sets forth the date of and parties to each Real Property Lease, and each material amendment, modification and supplement thereto. Each of the Sellers have heretofore delivered to Purchaser true, correct and complete copies of all Real Property Leases (including all material modifications, amendments and supplements). Each Real Property Lease is valid and binding on the relevant Grove Company and, to the Knowledge of Sellers, is in full force and effect, and, to the Knowledge of Sellers, no material default has occurred under any Real Property Lease which default has not been cured or waived. None of the Grove Companies has failed to make any payment payable by the Grove Companies as tenants under any Real Property Lease, the non-payment of which would permit the respective landlord to terminate such Real Property Lease. Except for Encumbrances that do not, individually or in the aggregate, interfere in any material respect with, or materially increase the cost of, the use, occupancy or operation of the applicable parcel of Leased Real Property as currently used, occupied and operated (collectively, the "Permitted Leased Real Property Exceptions"), the Grove Companies hold the leasehold estates under and interests in each Real Property Lease free and clear of all Encumbrances.

                  (e) Upon transfer of the Specified Grove Assets to be conveyed by Sellers to Purchaser in accordance with the terms of Article II hereof, Purchaser will receive valid and marketable title to all of the Specified Grove Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

            3.20 Title to Shares. Each Seller is the record (except as disclosed in Section 3.3 of the Disclosure Schedule) and beneficial owner of all of the shares of the Specified Grove Parent Corporations to be conveyed by such Seller, free and clear of all Encumbrances. The shares of the Specified Grove Parent Corporations held by nominees as listed in Section 3.3 of the Disclosure Schedule are subject to valid, binding and duly executed stock powers or other transfer forms in favor of Sellers. Upon transfer of the shares of the Specified Grove Parent Corporations to the Purchaser in accordance with the terms of Article II hereof, Purchaser will receive valid and marketable title to the shares of the Specified Grove Parent Corporations free and clear of all Encumbrances.

            3.21 Product Warranties. Set forth in Section 3.21(a) of the Disclosure Schedule are the standard forms of product warranties given during the last three years by the Grove Companies in connection with the Grove Operations. To the Knowledge of Sellers, Section 3.21(b) of the Disclosure Schedule sets forth, as of the date hereof, a complete list of product improvement programs currently in process or contemplated by Sellers.

            3.22 Potential Conflicts of Interest. Neither Hanson nor any of its Subsidiaries nor, to the Knowledge of Sellers, any officers or directors of Sellers or the Grove Companies:

                  (a) owns, directly or indirectly, in whole or in part, any material tangible or intangible property used in the conduct of the Grove Operations or is party to any material Contract that relates to such business in any manner;

                  (b) has any cause of action or other claim whatsoever against, or owes any amount to, the Grove Companies, except for warranty or employee benefits claims in the ordinary course of business; or

                  (c) is a party to any transaction with the Grove Companies other than those which are at an arm's length basis or on terms more favorable than those that could be available from an unaffiliated third party; provided, however, that this clause (c) shall not apply to any matter disclosed (or below the threshold requiring disclosure) in Section 3.13 of the Disclosure Schedule.

            3.23 Insurance.

                  (a) Section 3.23(a)(1) of the Disclosure Schedule sets forth a list of all policies or binders of fire, liability, business interruption, property, product liability, worker's compensation, vehicular, and other insurance held since January 1, 1988 by or on behalf of or for the benefit of the Grove Companies or any Affiliates and relating to the Grove Operations, including the Portfolio Transfer Agreement but excluding any directors and officers insurance ("Grove Insurance Policies"). Purchaser acknowledges that it has received from Sellers copies of the documentation relating to the Portfolio Transfer Agreement identified in Section 3.23(a)(2) of the Disclosure Schedule. To the Knowledge of Sellers, Sellers have provided Purchaser with all relevant documentation (including, without limitation, correspondence with and submissions to the brokers and insurers) relating to the Portfolio Transfer Agreement.

                  (b) The Grove Insurance Policies are valid and binding in accordance with their terms, and are in full force and effect.

                  (c) Neither any Grove Company, Seller nor any of their Affiliates is in material default with respect to any provision contained in any Grove Insurance Policy or has failed to give any notice or present any claim under any Grove Insurance Policy in proper and timely fashion except, in the case of occurrence-based umbrella/excess policies, claims which it did not reasonably expect would give rise to coverage under such policies.

                  (d) Except as set forth in Section 3.23(d) of the Disclosure Schedule, there are no outstanding unpaid claims (other than any claims incurred but not reported) under any Grove Insurance Policy, and neither any Seller nor any of their Affiliates has received from any insurer any notice of cancellation or non-renewal of any Grove Insurance Policy other than normal expiry.

                  (e) Section 3.23(d) of the Disclosure Schedule contains true and accurate copies of the insurance loss runs as at December 31, 1997 for the last five years related to the Grove Operations (except that insurance loss runs in respect of Delta Manlift SAS and Deutsche Grove GmbH are for a period of less than five years).

                  (f) There is no material inaccuracy in any application for the Grove Insurance Policies, no failure to pay premiums when due and no similar state of facts that might form the basis for termination of any Grove Insurance Policy or disallowance of all or any part of any claim thereunder.

                  (g) There have been no payments made under any umbrella/excess policy listed in Section 3.23(a) of the Disclosure Schedule in excess of $5 million in the aggregate in any policy year beginning on January 1, 1988 and ending on the date hereof.

                  (h) Except as set forth in Section 3.23(h) of the Disclosure Schedule, no insurer providing product liability insurance under any Grove Insurance Policy has reserved any rights or declined to provide coverage in respect of any product liability claim relating to any product manufactured, distributed, licensed, serviced or sold by any Grove Company.

                  (i) Hanson Funding or an Affiliate has properly reported to the appropriate underwriters of the umbrella/excess policies listed in Section 3.23(a) of the Disclosure Schedule all product liability claims made against Grove Europe for the policy years 1992 and 1994 which it reasonably expected would give rise to coverage under such policies.

                  (j) Hanson Funding or an Affiliate has properly reported to the umbrella/excess underwriter, A.E.I.A., all claims relating to the Grove Companies which it reasonably expected would be covered under umbrella policy #HR000099795 and prior year extended reporting period policies which were not renewed as of October 1, 1995.

            3.24 Finders' Fees. Except for Goldman, Sachs & Co., whose fees will be paid by the Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Sellers or any of the Grove Companies who might be entitled to any fee or commission from any of the Grove Companies in connection with the transactions contemplated by this Agreement.

            3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Sellers nor any other Person makes any other express or implied representation or warranty on behalf of any

Seller, including, without limitation, any representation or warranty (a) that the Intellectual Property is "millennium compliant" or (b) as to the physical condition of the Real Property (including fixtures) or tangible personal property of the Grove Companies.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warrants to the Sellers as follows:

            4.1 Organization and Qualification. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate and to carry on its business as currently conducted. Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction where the ownership of its properties or the operation of its business requires such license or qualification, except where the failure to be so licensed or qualified or in good standing, as the case may be, would not be materially adverse to the business, financial condition or results of operation of Purchaser.

            4.2 Authorization. Purchaser has full power and authority, and full legal right, to enter into, execute and deliver this Agreement, the Tax Sharing and Indemnification Agreements and the Supplemental Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement, the

Tax Sharing and Indemnification Agreements and the Supplemental Agreements have been duly and validly authorized by all necessary limited liability company (including LLC Owner) action and no additional limited liability company (including LLC Owner) authorization or consent is required in connection with the execution, delivery and performance by Purchaser of this Agreement, the Tax Sharing and Indemnification Agreements or any Supplemental Agreements.

            4.3 Consents and Approvals. Except as specifically set forth in
Section 6.1(a) of this Agreement or Section 3.6 of the Disclosure Schedule, no consent, approval, waiver or authorization is required to be obtained by Purchaser, any Subsidiary of Purchaser or any LLC Owner from, and no material notice or filing is required to be given by Purchaser, any Subsidiary of Purchaser or any LLC Owner to, or made by Purchaser, any Subsidiary of Purchaser or any LLC Owner with, any Governmental Authority or other Person in connection with the execution, delivery or performance by Purchaser of this Agreement, the Tax Sharing and Indemnification Agreements or any Supplemental Agreements.

            4.4 Non-Contravention. Except as set forth in Section 6.1(a) of this Agreement or Section 3.6 of the Disclosure Schedule, the execution, delivery and performance by Purchaser of this Agreement, the Tax Sharing and Indemnification Agreements or any Supplemental Agreements and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the certificate of formation or other organizational documents of Purchaser or any LLC Owner or (ii) assuming compliance with the matters set forth in Sections 3.6 and 4.3, violate or result in a breach of or constitute a default under any Law to which Purchaser or any LLC Owner is subject.

            4.5 Binding Effect. This Agreement constitutes and, when executed and delivered at the Closing, each of the Tax Sharing and Indemnification Agreements and the Supplemental Agreements will constitute a valid and legally binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            4.6 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or any Subsidiary of Purchaser who might be entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

            4.7 Financial Capability. Section 4.7 of the Disclosure Schedule contains true and correct copies of the following financing documents (the "Financing Documents"): (a) executed commitment letters from Keystone, Inc. and F.W. Strategic Partners, L.P. relating to certain equity of Purchaser's indirect parent company Grove Investors LLC, (b) an executed commitment letter from Chase Securities Inc. and The Chase Manhattan Bank relating to senior revolving and term bank debt, and (c) a "highly confident" letter from

Donaldson, Lufkin & Jenrette Securities Corporation relating to senior subordinated notes of Purchaser and senior discount notes of Purchaser's parent company Grove Holdings LLC and related term sheets and (d) a term sheet relating to participating preferred return equity of Grove Holdings LLC.

            4.8 Purchase for Investment. Purchaser is acquiring the shares of the Specified Grove Parent Corporations for investment and not with a view toward, or for the purpose of, the resale or distribution thereof. Purchaser acknowledges that the sale of the shares of the Specified Grove Parent Corporations hereunder has not been registered under the Securities Act and that the shares of the Specified Grove Parent Corporations may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, pursuant to an exemption therefrom or in a transaction not subject thereto.

            4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser.

                                    ARTICLE V

                                    COVENANTS

            5.1 Access. Prior to the Closing, Sellers shall, and shall cause the Grove Companies to, permit Purchaser and its representatives to have access, during regular business hours and upon reasonable advance notice, to all books, records, plants, offices, warehouses and other facilities, properties and employees of the Grove Companies, including the Grove Insurance Policies, subject to reasonable rules and regulations of the Sellers and the Grove Companies, and shall furnish, or cause to be furnished, to Purchaser, any financial and operating data and other information that is available with respect to each of the Grove Companies as Purchaser shall from time to time reasonably request; it being understood that such right of access shall not grant Purchaser the right to conduct invasive environmental testing of any kind. In connection with such access, Purchaser's representatives shall cooperate with representatives of the Sellers and the Grove Companies and shall use their best efforts to minimize any disruption of the Grove Companies. Purchaser agrees to abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this
Section 5.1.

            5.2 Conduct of Business. During the period from the date hereof to the Closing, except as set forth in Sections 5.2 and 5.12 of the Disclosure Schedule, as otherwise contemplated by this Agreement or as Purchaser shall otherwise agree in writing in advance, Sellers covenant and agree to cause the Grove Operations to be conducted in the ordinary course and to cause the Grove Companies to use their commercially reasonable best efforts to preserve intact their business and their relationships with employees and third parties. During the period from the date hereof to the Closing, except as set forth in Sections 5.2 and 5.12 of the Disclosure Schedule, as otherwise provided for in this Agreement or as Purchaser shall otherwise consent (which consent shall not be unreasonably withheld), Sellers covenant and agree that they shall cause each of the Grove Companies not to:

                  (i) sell, transfer, convey, assign or otherwise dispose of any of its assets or properties, except (A) sales of fixed assets in the ordinary course not in excess of $3,000,000 in the aggregate, (B) sales of inventory in the ordinary course and (C) sales of notes receivable (other than trade receivables) pursuant to the HSBC Letter;

                  (ii) waive, release or cancel any material claims against third parties or material debts owing to it, or any rights which have any material value, including any rights under the Krupp Purchase Agreements and the Delta Purchase Agreement;

                  (iii) make any change in its accounting systems, policies, principles or practices, including methodologies and assumptions for calculating accruals;

                  (iv) take any of the actions specified in Section 3.9(c);

                  (v) enter into, authorize, or permit any transaction with any Seller or any Affiliate of any Seller other than (A) commercial transactions in the ordinary course of business on an arms-length basis, (B) remittance of proceeds from transactions permitted under clause (i) above, and (C) continuance of cash management practices; it being understood that Sellers shall notify Purchaser of any material transaction comprehended by clause (A) of which Sellers becomes aware;

                  (vi) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities of any of the Grove Companies, or amend any of the terms of any such capital stock or other securities or, except as permitted by clause
(v)(C) above, declare or pay any dividend or other distribution in respect of its capital stock or redeem or otherwise acquire any capital stock or other securities of the Grove Companies;

                  (vii) except in the ordinary course or with respect to intercompany indebtedness, incur any indebtedness for borrowed money, or guarantee or otherwise become liable (whether directly, contingently or otherwise) for the monetary obligations of any other Person;

                  (viii) make any capital contributions to, or investments in, any Person other than another Grove Company other than Kidde;

                  (ix) enter into commitments for capital expenditures in excess of $500,000 in the aggregate;

                  (x) incur, create or assume any Encumbrance other than Permitted Encumbrances;

                  (xi) make any Tax election or change any Tax accounting method, or waive or extend the statute of limitations in respect of any Taxes if such action would have a material adverse effect on the Specified Grove Corporations or the Specified Grove Assets post-Closing;

                  (xii) enter into any new Benefit Plan or new Employee Arrangement or grant to any officer or generally to employees any salary or wage increases or change or amend any existing Benefit Plan or existing Employee Arrangement;

                  (xiii) voluntarily recognize (to the extent not already recognized) any Person as the bargaining representative of any of its employees pursuant to any applicable Laws governing labor relations at any facilities managed or maintained by any of the Grove Companies;

                  (xiv) enter into Contracts with any labor organization representing employees at the Sunderland Facility that would (x) interfere in any manner with the consummation of the transactions contemplated herein or (y) have any material adverse effect on the operations or business of the Sunderland Facility or the cessation of such operations after the consummation of the transactions contemplated herein; it being understood that Purchaser shall not unreasonably withhold or delay its approval of any such Contract;

                  (xv) agree, in writing or otherwise, to do any of the foregoing; provided that Sellers and their Affiliates shall not take any action pursuant to clauses (vii) or (viii) above that would have a material impact on the allocation of the Purchase Price among the Specified Grove Corporations and the Specified Grove Assets (as an entirety) pursuant to Sections 2.2 or 2.8(j) or within the categories of the Specified Grove Assets, in each case compared to what such allocation would have been in the absence of such action.

            5.3 Best Efforts. The Sellers and Purchaser will cooperate and use their respective commercially reasonable best efforts to fulfill the conditions precedent to the other party's obligations hereunder, including, but not limited to, securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby. In addition, Purchaser and Sellers will execute and deliver and cause the execution and delivery by their Affiliates, where contemplated, of the Supplemental Agreements. The Sellers and Purchaser will promptly file any documentary materials required by the HSR Act and the Competition Laws of France and the United Kingdom, as the case may be, and promptly file any additional information requested as soon as practicable after receipt of request therefor. Prior to the Closing, the Sellers shall (x) cause the Grove Companies to satisfy all notice and bargaining obligations arising under applicable Laws in connection with any labor relations matters with respect to the transactions contemplated by this Agreement herein, and (y) apprise the Purchaser in a timely manner of any proposals submitted by, or counter-proposals received by, any of the Grove Companies in connection with any collective bargaining with any representatives of employees of any Grove Companies occurring prior to the Closing.

            5.4 Further Assurances.

                  (a) As soon as practicable after the Closing Date, Purchaser shall use its commercially reasonable best efforts to obtain the unconditional release and discharge of the Sellers and their then Affiliates from any obligation any of them may have under any guarantee (other than the Guaranty), indemnity or bond supporting any obligation of any of the Grove Companies, including without limitation the Residual Value Guarantee Contracts (collectively, the "Affiliate Guarantees"). To the extent that the Sellers and their Affiliates are not so released and discharged from such obligations, Purchaser shall indemnify the Sellers and their Affiliates against any Losses arising therefrom and shall cause the relevant Grove Companies (other than Kidde) to perform the obligations which are supported by the Affiliate Guarantees in accordance with their respective terms.

                  (b) At any time after the Closing Date, the Sellers, on the one hand, and Purchaser, on the other hand, shall promptly execute, acknowledge and deliver any other assurances or documents, including assignments or change of name documents relating to the Intellectual Property reasonably requested by Purchaser or the Sellers, as the case may be, and necessary for it to satisfy its respective obligations hereunder or obtain the benefits contemplated hereby.

                  (c) If, at any time after the Closing, the Purchaser shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Purchaser, the right, title or interest in, to or under any of the Specified Grove Assets, Kidde shall use its commercially reasonable best efforts to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under the Specified Grove Assets in the Purchaser.

            5.5 Use of Corporate Names and Symbols. Following the Closing, (a) neither Purchaser nor any of the Specified Grove Corporations shall use the "Hanson" name, the "Kidde" name or the "Bunting" symbol (except for historical references to Hanson or its Affiliates as the former owners of the Grove Operations) and (b) none of the Sellers or any of their Affiliates shall use the "Grove", "Delta Manlift", "National Crane" or "Coles" name or symbol and the Inactive Companies shall change their corporate names so that none of the names include any of the words "Grove", "Crane", "Manlift" or "Coles".

            5.6 Benefit Plans.

                  (a) Hiring of Grove Business Employees. On the Closing Date, the Purchaser or its Affiliates shall offer employment to the then current employees of Kidde, and shall employ the employees of Kidde who accept such offer of employment and all then current employees of the Specified Grove Corporations (collectively, the "Transferred Employees") at no less than their same wage or salary rate and on substantially the same other terms and conditions of employment in effect immediately prior to the Closing Date;

provided, that nothing herein shall be construed to require the Purchaser or its Affiliates to continue any Transferred Employee in the employ of the Purchaser or any of the Specified Grove Corporations or maintain the terms of such employment, including any particular level of benefits, for any specified period of time following the Closing Date. At the Closing, the Sellers shall deliver to Purchaser a schedule of all employees whose employment with any of the U.S. Grove Companies was terminated within 60 days prior to the Closing Date.

                  (b) Assumption of Benefit Plans. Effective as of the Closing Date, Purchaser or an Affiliate of Purchaser shall assume the sponsorship of each of the Benefit Plans and Employee Arrangements, together with all of the assets and liabilities accrued thereunder. Effective as of the Closing Date, Sellers shall transfer to a trust or trusts to be established by Purchaser or an Affiliate of Purchaser, and such trust or trusts shall assume as of such date, all assets, rights and obligations for benefit payments with respect to such Benefit Plans and Employee Arrangements for which a trust exists immediately prior to the Closing Date.

                  (c) Welfare Plans. As of the Closing Date, Purchaser or one of its Affiliates shall cover the Transferred Employees in the welfare benefit plans (as defined in ERISA Section 3(1)) ("Welfare Plans") assumed from Sellers or such other welfare benefit plans not less favorable in the aggregate than the Welfare Plans in which such employees participated immediately prior to the Closing Date. Purchaser or one of its Affiliates shall give the Transferred Employees service credit for their period of employment with the Grove

Companies for eligibility and vesting purposes under all such plans of Purchaser or one of its Affiliates as if such services had been performed for Purchaser or one of its Affiliates and shall waive all preexisting condition exclusions with respect to group health plans of Purchaser or one of its Affiliates (to the extent such preexisting condition exclusions were satisfied prior to the Closing Date under Sellers' group health plans). Purchaser or one of its Affiliates shall also enroll in group health plans all former employees of the Grove Companies and their dependents who, immediately prior to the Closing Date, are covered under the Grove Companies' group health plans ("Retirees"). Purchaser or one of its Affiliates shall credit each Transferred Employee and Retiree with all deductible payments and co-payments paid by such Transferred Employee or Retiree under the Grove Companies' group health care plan prior to the Closing Date during the current plan year for purposes of determining the extent to which any such Transferred Employee or Retiree has satisfied any deductible or maximum out-of-pocket limitation under the group health plan of Purchaser or one of its Affiliates for such plan year.

            5.7 Preservation of Records. Purchaser agrees that it shall, at its own expense, preserve and keep the records held by it and its Affiliates relating to the Grove Operations (x) for a period of seven years from the Closing Date in the case of Tax records, (y) for such period as shall be requested by Kidde or HSBC in the case of records relating to notes receivable sold pursuant to the HSBC Letter or retained by Kidde and (z) in accordance with past practice of the Grove Companies in the case of all other records; and shall make such records and relevant personnel available to the Sellers or their designees (including HSBC in the case of the records referred to in clause (y)) as may be reasonably required by the Sellers. Each Seller agrees that it shall, at its own expense, preserve and keep the records held by it relating to the Grove Operations for a period of seven years from the Closing Date; and shall make such records and relevant personnel available to the Purchaser as may reasonably be required by the Purchaser. In the event Purchaser or any Seller wishes to destroy any such records after the applicable retention period, the party or parties wishing to destroy such records shall first give ninety (90) days prior written notice to the other party or parties, who shall then have the right at their option and expense, upon prior written notice given to the party or parties wishing to destroy such records within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

            5.8 Supplemental Information. From time to time prior to the Closing, each party shall promptly disclose in writing to the other any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the other party or which would render inaccurate any of the representations and warranties set forth in
Article III or Article IV hereof. No information provided to a party pursuant to this Section shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

            5.9 Success Fee Agreements. Hanson Funding shall pay all amounts which may be now, or in the future become, due and owing pursuant to the Success Fee Agreements and the Change of Control Agreement identified as item no. 6 in
Section 1.1(b) of the Disclosure Schedule.

            5.10 Termination of Certain Plans. Immediately prior to the Closing, the Sellers shall pay to participants all sums owing under and terminate and extinguish the Long Term Incentive Plans. All sums owing to participants under the Management Incentive Plans at Closing shall be accrued on the Closing Balance Sheet and paid by Purchaser or its Affiliates.

            5.11 Insurance.

                  (a) Until all claims arising from any occurrences prior to the Closing Date have been settled, Hanson Funding shall on or before October 30 of each year inform the Purchaser of any payments made pursuant to any umbrella/excess policy listed in Section 3.23(a) of the Disclosure Schedule in excess of the underlying primary policy limit per policy year. Until all claims arising from any occurrences prior to the Closing Date have been settled, Purchaser shall notify Hanson Funding, as soon as practicable (but no less frequently than July 31 of each year), as to each claim, if any, made by Purchaser or its Affiliates under any umbrella/excess policy listed in Section 3.23(a) of the Disclosure Schedule, including the relevant Grove Insurance Policy, amounts claimed, amounts paid, date of loss, date claim reported, claim status and any other related non-privileged and non- confidential information reasonably requested by Hanson Funding.

                  (b) If CIGNA policies CGO G1 896535-5 effective 10/1/96-97; CGO G1 423000-2 effective 10/1/95-96; CGO G1 658779-5 effective 10/1/94-95; or
CGO G1 658513-0 effective 10/1/93-94 exhaust their products/completed operations annual aggregate limit of liability, Hanson Funding or an Affiliate shall, if requested by Purchaser, use its reasonable best efforts to obtain reinstatement per policy of said annual aggregate at Hanson Funding's expense not to exceed $30,000 after which Hanson Funding and Purchaser shall share equally in any additional costs.

                  (c) Hanson Funding shall prior to the Closing Date at Hanson Funding's cost provide to the Purchaser a directors' and officers' liability policy for a run-off period of six years from the Closing Date in the name of the Purchaser (and endorsed to include all Grove Companies other than Kidde as named insureds) insuring the wrongful acts committed from the dates the respective Grove Companies became direct or indirect subsidiaries of Hanson up to the Closing Date by the directors and officers of the Grove Companies and the Grove Companies (but including the Purchaser as if the Purchaser had been substituted for Kidde), such policy to contain substantially similar limits and retentions and in a form substantially similar to New Hampshire Policy 33010129 and reflecting the above mentioned understanding.

            5.12 Intercompany Accounts. The parties shall take the actions set forth in Section 5.12 of the Disclosure Schedule.

            5.13 Litigation and Warranty Claims. From the date hereof through the Closing Date, the Sellers shall promptly notify the Purchaser of any material investigations, lawsuits, warranty claims or other claims or proceedings, and all material developments therein, involving the Grove Operations or, to the Knowledge of Sellers, threatened against any Grove Company, the Grove Operations or against any officer, director, employee, consultant, agent, stockholder or other representative of any Seller arising out of or relating to the affairs or conduct of the Grove Operations or relating to any of the Specified Grove Assets or Specified Grove Corporations. None of the Grove Companies shall settle any lawsuit, claim (other than a warranty claim) or proceeding involving the Grove Operations without the prior written consent of the Purchaser (which shall not be unreasonably delayed or withheld) if such settlement involves (x) any terms other than the payment of money or (y) the payment of more than $100,000 if such payment represents more than 110% of the amount of the specific reserves established for such matter as set forth in
Section 5.13 of the Disclosure Schedule.

            5.14 Assignment of Beneficial Interests. Notwithstanding anything to the contrary contained in this Agreement (but without limiting Purchaser's rights to indemnification as specifically provided in Article VII or Purchaser's right to rely upon the closing condition under Section 6.2(c)), to the extent that the sale, assignment, transfer, conveyance or delivery to Purchaser of any Specified Grove Asset is prohibited by any applicable Law or would require any governmental or third party consent, authorization, waiver or approval ("Consent") and such Consent shall not have been obtained on or prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery thereof. Following the Closing, the parties shall use commercially reasonable best efforts and shall cooperate with one another to obtain promptly such Consent. Pending such Consent, the parties shall cooperate with each other in any reasonable and lawful arrangements to provide Purchaser the economic benefits and liabilities of use of such Specified Grove Asset which arrangements shall be at Purchaser's expense if such Consent would not have been required if Purchaser purchased the stock of Kidde rather than the Specified Grove Assets. Once such Consent is obtained, Kidde shall promptly assign, transfer, convey and deliver such Specified Grove Asset to Purchaser for no additional consideration. Purchaser shall indemnify Kidde against any liabilities arising from Purchaser's use of any such Specified Grove Assets after the Closing (except to the extent Purchaser is entitled to indemnification under Article VII). Any payments required to be made to obtain a Consent which is a closing condition under
Section 6.2(c) that would not have been required if Purchaser had purchased the stock of Kidde rather than the Specified Grove Assets shall be borne by Purchaser.


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

            5.15 Collection of Receivables.

                  (a) Except for Purchaser's obligations to collect identified notes receivable for the benefit of HSBC, Kidde or Hanson Funding pursuant to the HSBC Agency Agreement or otherwise, the Sellers agree that, from and after the Closing, the Purchaser shall have the right and authority to collect for its own account all receivables of Kidde included in the Specified Grove Assets and to endorse the name of Kidde on any checks received on account of any such receivable. Kidde agrees to promptly transfer and deliver to the Purchaser any cash or other property that Kidde may receive in respect of such receivables.

                  (b) Purchaser and its Affiliates shall use the same level of diligence in seeking to (i) collect the Peterhead Receivables as they use in seeking to collect the other receivables of Grove Europe set forth in the Closing Balance Sheet and (ii) market any equipment recovered by Grove Europe related to the Peterhead Receivables as they use in marketing other equipment recovered by Grove Europe related to past due receivables.

            5.16 Mail and Other Communications. Kidde agrees that, at any time and from time to time after the Closing, the Purchaser shall have the right and authority to open all mail and other communications, including service of process, received by it addressed to Kidde for processing or forwarding to Kidde or handling itself, as appropriate.


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

            5.17 Auditor Matters.

                  (a) Sellers shall use their commercially reasonable best efforts to cause Ernst & Young LLP and Price Waterhouse (the "Auditors") to provide Purchaser, at Purchaser's expense with respect to work performed by the Auditor subsequent to Closing, with all opinions and consents (including, without limitation, audit reports) with respect to the Audited Financial Statements necessary for the completion of Purchaser's filings with the Securities and Exchange Commission under the Securities Act and the Securities Exchange Act, until such time as such financial statements, opinions and consents are no longer required to be included in such filings by the Securities Act, the Securities Exchange Act or the rules and regulations promulgated thereunder.

                  (b) Sellers shall use their commercially reasonable best efforts to make available to Purchaser all such accountant work papers, audit reports, opinions and other documentation prepared by the Auditors as may reasonably be required by the Purchaser for the completion of Purchaser's filings with the Securities and Exchange Commission under the Securities Act and the Securities Exchange Act, until such time as such work papers, audit reports, opinions and other documentation are no longer required for the preparation of such filings by Purchaser.

            5.18 Non-Competition; Confidentiality. For a period of two years after the Closing, the Sellers agree that (a) they and their Affiliates shall not commence or acquire any business competitive with the Grove Operations as conducted on the Balance Sheet Date


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

(provided, however, that this clause (a) shall not prohibit an acquisition or investment in any Person not more than 20% of the revenues of which were, for the four most recent complete fiscal quarters ended prior to the date of the consummation of such acquisition or investment generated by a business competitive with the Grove Operations as they were conducted at the Balance Sheet Date); and (b) they and their Affiliates shall not disclose or use for the benefit of themselves or others any confidential information of the Grove Companies obtained by them or their Affiliates prior to or following the Closing, including any such information concerning distributors (provided, however, that they or their Affiliates shall not be precluded from the use or disclosure of such information as required by applicable Law or in connection with any claim against or involving them or their Affiliates in either case (after reasonable notice to Purchaser to the extent practicable to allow it to seek a protective order) or if such information is readily available from public or published information or trade sources).

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

            6.1 Conditions to the Obligations of Purchaser and the Sellers. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:


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

                  (a) Compliance with Competition Laws. All required filings shall have been made and all required waiting periods shall have expired or been earlier terminated under the HSR Act. Details of the acquisition hereunder shall have been notified to the United Kingdom Office of Fair Trading in a form agreed between the Sellers and the Purchaser as a potential "merger qualifying for investigation" within the meaning of the United Kingdom Fair Trading Act 1973. French antitrust authorities shall have been asked to confirm in terms reasonably satisfactory to Purchaser that it is not the intention of the Minister for the Economy ("Ministre de l'Economie") to refer the transactions contemplated by this Agreement to the French Competition Council ("Conseil de la Concurrence").

                  (b) No Injunctions. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and enjoins, restrains or prohibits this Agreement or the consummation of any of the transactions contemplated hereby.

                  (c) No Pending or Threatened Actions. There shall not be pending any action or proceeding or threatened any governmental action or proceeding, in either case seeking to enjoin or restrain consummation of the transactions contemplated by this Agreement.


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

            6.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Sellers contained herein shall be true on and as of the Closing Date (except for those representations and warranties which are by their terms made as of an earlier date, which shall be true on and as of such date) without giving effect to any qualifications as to materiality, Material Adverse Effect or Knowledge included in any representation or warranty, except where the failures to be true, both individually and in the aggregate, would not have a Material Adverse Effect and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of each Seller.

                  (b) Covenants. The covenants and agreements of Sellers contained in Section 5.11 to be performed on or prior to the Closing shall have been duly performed in all respects, and all other covenants and agreements of Sellers to be performed on or prior to the Closing shall have been duly performed in all material respects, and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of each Seller.

                  (c) Consents and Approvals. All Required Approvals shall have been obtained.


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

                  (d) Legal Opinions. Purchaser shall have received the opinions of Sellers' counsel, dated as of the Closing Date, addressed to Purchaser substantially to the effect set forth in Annex 6.2(d) hereto.

                  (e) Tax Sharing and Indemnification Agreements and Guaranty. Hanson Funding shall have executed and delivered the Tax Sharing and Indemnification Agreements and Hanson shall have executed and delivered a copy of the Guaranty.

                  (f) Financing. The funds referred to in the Financing Documents shall be available to Purchaser on the terms and conditions communicated to Hanson Funding.

                  (g) Sunderland Leases and Option Agreement. Hanson Properties and Grove Europe shall have executed and delivered the Sunderland Leases and Option Agreement.

                  (h) Liquidity. At Closing, cash on hand transferred as part of the Specified Grove Assets or held by the Specified Grove Corporations shall be not less than the difference between (x) $28,524,000 and (y) the National Crane Note Receivable balances (including accrued interest thereon) such amount not to exceed $4,000,000.

                  (i) Lawsuits. There shall not be pending or threatened any action or proceeding by a Governmental Authority or other Person seeking damages of $10,000,000 or more from Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement, or seeking to impose any restrictions on Purchaser's ability


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

to operate the Grove Operations in a manner consistent with a manner in which they were being operated as of the Balance Sheet Date that, if imposed, could reasonably be expected to result in Losses of $10,000,000 or more.

                  (j) Tax Affidavits. Purchaser shall have received affidavits substantially in the forms of Exhibit E-1 and E-2 attached hereto.

                  (k) HSBC Agency Agreement. Kidde and HSBC shall have executed and delivered the HSBC Agency Agreement.

                  (l) Certain Insurance Matters. The documents set forth in
Section 6.2(l) of the Disclosure Schedule shall be unamended and in full force and effect.

            6.3 Conditions to the Obligations of the Sellers. The obligation of the Sellers to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Purchaser contained herein shall be true on and as of the Closing Date (except for those representations and warranties which are by their terms made as of an earlier date, which shall be true on and as of such date), without giving effect to any qualifications as to materiality, Material Adverse Effect or Knowledge included in any representation or warranty, except where the failures to be true, both individually and in the aggregate, does not, and could not reasonably be expected to, materially adversely affect the assets, liabilities, condition (financial or otherwise) or results of operation of the Purchaser or


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

materially impair or delay Purchaser's ability to consummate the material transactions contemplated hereby, and the Sellers shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.

                  (b) Covenants. The covenants and agreements of Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects, and the Sellers shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.

                  (c) Legal Opinions. The Sellers shall have received the opinion of Purchaser's counsel, dated as of the Closing, addressed to the Sellers substantially to the effect set forth in Annex 6.3(c) hereto.

                  (d) Tax Sharing and Indemnification Agreements. Purchaser shall have executed and delivered the Tax Sharing and Indemnification Agreements.

                  (e) HSBC Agency Agreement. Purchaser and HSBC shall have executed and delivered the HSBC Agency Agreement.

                  (f) Lawsuits. There shall not be pending or threatened any action or proceeding by a Governmental Authority or other Person seeking damages of $10,000,000 or more from Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement.


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

                                   ARTICLE VII

                        SURVIVAL; GENERAL INDEMNIFICATION

            7.1 Survival.

                  (a) Notwithstanding any right of any party fully to investigate the affairs of the other parties hereto and their business and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, such party shall have the right to rely fully upon each of the representations, warranties, covenants and agreements contained in this Agreement, the Tax Sharing and Indemnification Agreements and any Supplemental Agreement.

                  (b) All of the representations and warranties of the Sellers contained in this Agreement and all claims and causes of action with respect thereto shall survive until June 30, 1999, except that (i) the representations and warranties in Sections 3.1 (the Grove Companies), 3.3 (Capitalization), 3.5 (Corporate Authorization), 3.8 (Binding Effect), 3.20 (Title to Shares) and 3.23 (Insurance) to the extent related to product liability insurance (collectively, the "Non-Basket Representations") shall have no expiration date and shall survive indefinitely and (ii) the representations and warranties in Sections
3.12 (Taxes) and 3.15 (Environmental Matters) (collectively, the "Non-Surviving Representations") shall not survive the Closing. The representations and warranties of Purchaser contained in this Agreement shall have no expiration date and shall survive indefinitely.


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

                  (c) In the event notice of any claim for indemnification for breach of representation or warranty under Section 7.2 (Indemnification by Purchaser) or Section 7.3 (Indemnification by Sellers) is given (within the meaning of Section 9.1 (Notices)) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

            7.2 Indemnification by Purchaser. Purchaser hereby agrees that, from and after the Closing, it shall indemnify, defend and hold harmless the Sellers, their Affiliates and, if applicable, their respective directors, officers, shareholders and employees (other than directors, officers or employees of the Grove Companies) and their heirs, successors and assigns (the "Seller Indemnified Parties") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties, directly or indirectly, relating to or arising out of:

                  (i) the breach of any representation or warranty made by Purchaser contained in this Agreement;

                  (ii) the breach of any covenant or agreement of Purchaser contained in this Agreement;

                  (iii) all liabilities and obligations of any of the Specified Grove Corporations and the Assumed Liabilities, regardless of when they arose or arise and regardless of by whom or when asserted, including without limitation any Losses arising from product liability claims, Affiliate Guarantees, Compliance Costs and any other Losses, in each case to the extent Sellers are not required to indemnify Purchaser therefor pursuant to Section 7.3 (Indemnification by Sellers) or otherwise required to bear the costs thereof pursuant to any Tax Sharing and Indemnification Agreements or Supplemental Agreements;

                  (iv) Hanson Finance's indemnification obligations under the Portfolio Transfer Agreement;

                  (v) to the extent, and only to the extent, any and all claims are specifically based upon the use of (i) any pro forma adjustments to the information contained in the Financial Statements, (but not with respect to the Financial Statements or information contained therein) or (iii) any other information (other than the Financial Statements or information contained therein) appearing in a registration statement, prospectus or other offering document prepared by Purchaser and/or its Affiliates, in connection with any debt and/or equity financings by Purchaser and/or its Affiliates (including, at and after the Closing, the Grove Companies) which is commenced on or before March 31, 1999 (including any registered exchange offers for securities sold pursuant to Regulation S/Rule 144A under the Securities Act) except to the extent that Sellers would be obligated to indemnify Purchaser with respect to the subject matter of such claims pursuant to Section 7.3 of this Agreement (assuming for such purpose that such indemnification by Sellers is not subject to 7.3(b)); and

                  (vi) any liability under the WARN Act with respect to any former employees of the Grove Companies whose employment terminated prior to the Closing Date, which liability arises as a result of the termination of employment of Transferred Employees following the Closing Date; provided, that if and to the extent that the indemnification provided for in any of clauses (i) through (vi) above is unenforceable for any reason, the Purchaser Indemnifying Party shall make the maximum contribution permissible under applicable Laws to the payment and satisfaction of such Losses for which the Seller Indemnified Party was otherwise entitled to indemnification hereunder.

            7.3 Indemnification by Sellers.

                  (a) The Sellers hereby agree, severally and jointly, that, from and after the Closing, they shall indemnify, defend and hold harmless Purchaser, its Affiliates and, if applicable, their respective directors, officers, shareholders and employees (other than the employees of the Grove Companies) and their heirs, successors and assigns (the "Purchaser Indemnified Parties" and, collectively with the Seller Indemnified Parties, the "Indemnified Parties") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, directly or indirectly, relating to or arising out of:

                        (i) subject to Section 7.3(b) (the basket), the breach of any representation or warranty made by any Seller contained in this Agreement (other than the Non-Basket Representations and the Non-Surviving
Representations) for the period such representation or warranty survives;

                        (ii) the breach of any Non-Basket Representation;


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

                        (iii) the breach of any covenant or agreement of any Seller contained in this Agreement;

                        (iv) any businesses or operations conducted or assets held by or obligations of Hanson Funding and its past and current Affiliates and related parties, including Millennium and any other demerged business or any of the Grove Companies (or their predecessors) and their Affiliates, prior to the Closing Date other than the Grove Operations (including any former businesses, operations, assets or obligations thereof);

                        (v) the Special Environmental Matter;

                        (vi) 50% of the Shared Environmental Liabilities;

                        (vii) all Excluded Liabilities;

                        (viii) all liabilities and obligations of the Inactive Companies;

                        (ix) any claim by a third party with whom Hanson Funding, any of its Affiliates or any of their representatives had any contact or relationship in connection with the proposed sale of the Grove Operations;

                        (x) the agreements and transactions contemplated by or entered into in connection with or in anticipation of the Demerger Agreement;

                        (xi)(A) any claim by any third party against Grove France or Delta Manlift SAS which (x) (i) is brought in any federal or state court of the United States or (ii) relates to the use of any product manufactured, distributed, licensed, serviced or sold by Grove France or Delta Manlift SAS in the United States, (y) has occurred prior to the


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

Closing and (z) is not covered by any of the Grove Insurance Policies to the same extent such claim would have been covered had it been brought in France relating to any product manufactured, distributed, licensed, serviced or sold in France; and (B) any claim by any third party against Grove France or Delta Manlift SAS resulting from an insured primary policy occurrence prior to the Closing which (x) is in excess of the dollar limitation of the relevant Grove Insurance Policies and is (y) not covered by the umbrella/excess policies listed in Section 3.23(a) of the Disclosure Schedule; and

                        (xii) Purchaser's and its Affiliates' failure (after complying with their obligations under Section 5.15(b)) to collect the Peterhead Receivables within six months after the Closing Date, net of the net proceeds of sale of any related equipment recovered by Grove Europe and the net realizable value of any such unsold equipment (provided, however, that, in the event of any disagreement over such net realizable value, Sellers shall have the right to either accept the net realizable value amount proposed by Purchaser or take delivery of such equipment in lieu of a credit against the amount of such Loss and further provided that Grove Europe shall assign to Sellers any Peterhead Receivables for which Sellers have paid any amounts pursuant to this clause
(xii) to Purchaser);

and provided, that if and to the extent that the indemnification provided for in any of clauses (i) through (xii) above is unenforceable for any reason, the Sellers shall make the maximum contribution permissible under applicable Laws to the payment and satisfaction of such

Losses for which the Purchaser Indemnified Party was otherwise entitled to indemnification hereunder.

                  (b) Sellers shall not be liable to the Purchaser Indemnified Parties for any Losses with respect to (w) the matters contained in Section 7.3(a)(i) (indemnities subject to basket) except to the extent (and then only to the extent) the Losses therefrom exceed an aggregate amount equal to $6,000,000 and then only for all such Losses in excess thereof up to an aggregate amount equal to the Purchase Price; (x) the matters contained in Section 7.3(a)(ii) (indemnities not subject to basket) in excess of the Purchase Price; (y) the Shared Environmental Liabilities in excess of 50% thereof; or (z) for the avoidance of doubt, the termination of any Contract by a Significant Distributor provided that Sellers' representation and warranty contained in Section 3.18(c) is true and correct as of the date as of which it speaks and Sellers comply with their notification obligations under Section 5.8 with respect thereto.

                  (c) The Sellers, on the one hand, and Purchaser, on the other hand, acknowledge that in the event this Agreement is not performed in accordance with its terms by the other, the party seeking performance shall be entitled to specific performance of the terms hereof and other equitable relief, without the posting of a bond or other security. In addition, Purchaser acknowledges that the indemnification provisions contained in this Article VII, elsewhere in this Agreement in the Tax Sharing and Indemnification Agreements


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

and in the Supplemental Agreements constitute Purchaser's only other remedies with respect to any of the matters referred to herein and therein.

            7.4 Indemnification Procedures. With respect to third-party claims (other than for Taxes covered by the Tax Sharing and Indemnification Agreements), all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.4 (Indemnification Procedures). In the event that any written claim or demand for which either Purchaser or the Sellers, as the case may be (an "Indemnifying Party"), would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"); provided, however, that the Indemnified Party's failure to provide such notice in not more than 30 days shall not preclude the Indemnified Party from being indemnified for such claim or demand, except to the extent that the failure to give timely notice results in the forfeiture of substantive defenses available to the Indemnifying Party. The Indemnifying Party shall have 30 days (or such shorter period as may be necessary under the circumstances) from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the


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

Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the prior written consent of the Indemnifying Party unless such settlement is at its sole cost and expense and does not result in the imposition of a consent order, injunction or decree which would materially restrict the future activity or conduct of the Indemnifying Party or any Subsidiary or Affiliate thereof. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would materially restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense), shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 7.3(b) (the basket). To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel, without charge, access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its commercially reasonable best efforts in the defense of all such claims or demands. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party's expense and solely to control its own defense of such asserted liability if in the reasonable written opinion of counsel to Indemnified Party, a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party that would make such separate representation necessary under the applicable canons of ethics. Notwithstanding anything to the contrary contained in this Section 7.4, if a claim or demand is asserted by a Significant Distributor and the Sellers are the Indemnifying Party, the Indemnifying Party shall consult with Purchaser with a view to managing the claim resolution process in a manner reasonably designed to preserve the Grove Companies' business relationship with the distributor to the extent practicable under the circumstances; provided, however, that (x) the Indemnifying

Party shall not be required to take any action or refrain from taking any action that could reasonably be expected to result in the Indemnifying Party's ultimate liability being greater than it would otherwise be; (y) Purchaser may, at its option, require the Indemnifying Party to participate in mediation in accordance with the procedures set forth in Section 7.4 of the Disclosure Schedule if the Significant Distributor is willing to so participate; and (z) the Indemnifying Party will settle any such claim at Purchaser's request if such settlement does not result in the imposition of a consent order, injunction or decree applicable to the Indemnifying Party and Purchaser pays the costs of such settlement.

            7.5 Certain Environmental Matters.

                  (a) Notwithstanding anything to the contrary herein, Purchaser shall have the right to control the defense of any Shared Environmental Matter and the planning and implementation of any investigatory or remedial work, including negotiations and settlements with regulators and the retention of consultants and other professionals; provided that, in the case of any such claim, Purchaser (i) uses its commercially reasonable best efforts to achieve the Lowest Cost Response and (ii) provides Sellers with the opportunity to: (x) review, comment upon and approve (which approval shall not be unreasonably delayed or withheld) any and all investigatory and work plans for any remedial action prior to finalization and implementation and (y) have a representative present during the performance of any investigatory or remedial work and any meetings with regulators.


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

                  (b) Notwithstanding anything to the contrary herein, Sellers shall have the right to control the defense of the Special Environmental Matter and the planning and implementation of any investigatory or remedial work, including negotiations and settlements with regulators and the retention of consultants and other professionals; provided, that (i) Sellers shall have the right to effect the Lowest Cost Response and (ii) Sellers shall use their reasonable efforts to conduct any investigatory or remedial work in a manner that would not materially disrupt or impair the Grove Operations at the Shady Grove facility; provided, however, that if, notwithstanding such efforts, such material disruption or impairment would occur, Sellers shall provide Purchaser with the opportunity to: (x) review, comment upon and approve (which approval shall not be unreasonably delayed or withheld) any and all investigatory and work plans for any remedial action prior to finalization and implementation and
(y) have a representative present during the performance of any investigatory or remedial work and any meetings with regulators..

                  (c) Notwithstanding anything to the contrary herein, the parties' indemnification obligations under Environmental Laws with respect to the Grove Operations conducted in Sunderland, England shall be exclusively set forth in the Sunderland Leases and Option Agreement.


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

            7.6 Resale Payment.

                  (a) If Purchaser shall consummate a Resale Event (as defined below) pursuant to any binding agreement entered into with (x) any Terex Entity directly or indirectly prior to the first anniversary of the date hereof, or (y) any Apollo Entity directly or indirectly prior to the first anniversary of the date hereof and such Apollo Entity shall thereafter consummate a Resale Event with any Terex Entity pursuant to any binding agreement entered into with such Terex Entity directly or indirectly prior to the first anniversary of the date of the execution of the binding agreement for the initial Resale Event between Purchaser and such Apollo Entity, then Purchaser shall pay to the Sellers, as additional consideration allocated in accordance with Section 2.2, upon the consummation of such Resale Event (or as otherwise provided in Section 7.6(b)), an amount equal to 35% of the Resale Equity Value (as defined below).

                  (b) Notwithstanding anything to the contrary contained in
Section 7.6(a), to the extent that Purchaser or its Affiliates assume (or retain) any liabilities relating to the Grove Operations in connection with such Resale Event (including for indemnification under the relevant agreements relating to the Resale Event) and, in connection therewith, Purchaser or its Affiliates establishes reserves or enters into escrow arrangements relating to such assumed or retained liabilities, then any portion of the consideration payable in such Resale Event that is made subject to such reserve or escrow arrangement shall not be deemed to be included in the calculation of Resale Equity Value at the time of consummation of the

Resale Event. Thereafter, when, as, and if any amounts are released from such reserves or escrow arrangements, and are actually received by Purchaser (or its Affiliates in respect of equity interests in Purchaser), such amounts shall, at such time, be deemed included in the calculation of Resale Equity Value (together with any amounts not previously included in clause (y) of the definition of Resale Equity Value) and the Sellers shall be entitled to an additional payment which, when taken together with all payments previously made pursuant to this Section 7.6, is equal to 35% of the cumulative Resale Equity Value at such time.

                  (c) If any or all of the consideration on a Resale Event is payable by delivery or retention of property (including, but not limited to, promissory notes or other evidences of indebtedness or stock or other securities or assets), for the purpose of determining the amount payable to the Sellers pursuant to this Section 7.6, that property shall be valued by an independent nationally-recognized financial advisor reasonably acceptable to Purchaser and whose fees shall be borne by the Sellers at its fair market value at the time of receipt and Purchaser may either (i) make a cash payment to the Sellers or (ii) transfer to the Sellers in kind a proportionate share of the property.

                  (d) For purposes of this Section 7.6, the following terms shall have the following meanings:

            (i) "fair market value" means the value at which property would change hands between a willing buyer and a willing seller, neither under compulsion to act, and both with knowledge of all relevant facts.


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

            (ii) "Resale Equity Value" means the excess of (x) the aggregate fair market value of the gross consideration actually received by Purchaser (or its Affiliates in respect of equity interests in Purchaser) upon a Resale Event over (y) the sum of (A) the Purchase Price, (B) the aggregate amount of the reasonable out-of-pocket expenses (including reasonable attorneys' fees) incurred by Purchaser and its Affiliates directly in connection with the due diligence, negotiation and purchase of the capital stock of the Specified Grove Corporations and Specified Grove Assets pursuant to this Agreement and the transactions entered into in connection with the Resale Event (including third party financing fees, non-recurring management hiring and retention compensation arrangements and incentive compensation arrangements payable in connection with a Resale Event), and (C) the fair market value of any additional capital contributions (net of non-Income Tax distributions) to the Grove Operations.

            "Resale Event" means a transaction or series of transactions (including a merger, stock sale, asset sale or other structure) pursuant to which Keystone, Inc. and FW Strategic Partners L.P. and their Affiliates (and, in the case of Section 7.6(a)(y), such Apollo Entities and their Affiliates) collectively cease to own beneficially, directly or indirectly, a majority of the common equity or voting interests in the Purchaser (or, in the case of Section 7.6(a)(y), its successors) or Purchaser and its Affiliates (or, in the case of Section 7.6(a)(y), their successors) shall cease to own a majority of the common equity or voting interests in the Grove Companies or a majority of the assets of the Grove Operations.

            7.7 Characterization of Indemnification Payments. All amounts paid by Purchaser or the Sellers, as the case may be, under Article II, Article V or this Article VII shall be treated as adjustments to the Purchase Price for all Tax purposes.

            7.8 Computation of Losses Subject to Indemnification. The amount of any Loss for which indemnification is provided under this Article VII shall be computed net of any third party insurance proceeds received by the Indemnified Party in connection with such Loss and any applicable reserves on the Closing Balance Sheet, and shall exclude consequential damages and lost profits (except to the extent due to a party other than Purchaser or its Affiliates). The Indemnified Party shall use its commercially reasonable best efforts to obtain third party insurance proceeds to which the Indemnified Party is entitled in connection with any Loss for which the Indemnified Party seeks indemnification pursuant to this Article VII.

                                  ARTICLE VIII

                                   TERMINATION

            8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by agreement of Purchaser and the Sellers;

                  (b) by either Purchaser, on the one hand, or the Sellers, on the other hand, by giving written notice of such termination to the other, if the Closing shall not have occurred on or prior to May 22, 1998; provided that the terminating party is not in material breach of its obligations under this Agreement;

                  (c) by either Purchaser, on the one hand, or the Sellers, on the other hand, if there shall be in effect any Law or regulation that prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

                  (d) by Sellers if, as a result of action or inaction by the Purchaser, the Closing shall not have occurred on or prior to the date that is 10 Business Days following the date on which all of the conditions to Closing set forth in Section 6.1 and 6.2 are satisfied or waived.

            8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this
Section 8.2 and in Sections 9.1 (Notices), 9.7 (No Third Party Rights), 9.8 (Public Disclosure), 9.9 (Return of Information) and 9.10 (Expenses), and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination (except for the other party's consequential damages or lost profits as a result of the failure of the transactions contemplated hereby to have been consummated).

                                   ARTICLE IX

                                  MISCELLANEOUS

            9.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended or (ii) if delivered by registered mail, certified mail, courier service, or telecopier, return receipt received:

            To Purchaser:

                  GROVE WORLDWIDE LLC
                  c/o Keystone, Inc.
                  210 Main Street, Suite 2600
                  Fort Worth, Texas 76102
                  Attn: Robert B. Henske
                        Robert Cotham

            With a copy to:

                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Telephone: (212) 373-3000
                  Telecopy:  (212) 757-3990
                  Attn: James H. Schwab, Esq.


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

            To Sellers:

                  HANSON FUNDING (G) LIMITED
                  1 Grosvenor Place
                  London SWIX 7JH
                  England
                  Telephone: 011-44-171-245-1245
                  Telecopy:  011-44-171-235-3455
                  Attn: Graham Dransfield, Esq.
                        Legal Director

            With a copy to:

                  WEIL, GOTSHAL & MANGES LLP
                  767 Fifth Avenue
                  New York, New York 10153
                  Telephone: (212) 310-8000
                  Telecopy:  (212) 310-8007
                  Attn: Ellen J. Odoner, Esq.

            9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and any Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            9.3 Assignment. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of


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

the other party hereto, except that Purchaser may assign any and all of its rights and remedies and delegate its obligations under this Agreement, including its rights to acquire the shares of the Specified Grove Corporations and the Specified Grove Assets, to any wholly-owned Subsidiary (provided, however, that Purchaser shall not be released from any of its obligations hereunder).

            9.4 Entire Agreement. This Agreement, the Tax Sharing and Indemnification Agreements and the Supplemental Agreements (including the Disclosure Schedule and all Exhibits and Annexes hereto and thereto) contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term specified therein.

            9.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement or any of the Tax Sharing and Indemnification Agreements or Supplemental Agreements, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

            9.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.


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

            9.7 No Third Party Rights. Except as otherwise provided in Article VII, nothing in this Agreement, express or implied, is intended to confer on any Person not a party hereto, any rights or remedies by reason of this Agreement.

            9.8 Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party or parties hereto that, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of any stock exchange upon which the securities of one of the parties (or its Affiliate) is listed, the parties shall agree in advance as to the contents of any press release with respect to the transactions contemplated by this Agreement issued through the time of Closing.

            9.9 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall, in addition to satisfying the requirements of the Confidentiality Agreements, promptly return to the Sellers or destroy (and certify to Sellers the return or destruction of) all books and records and other information furnished by or on behalf of the Sellers, their Affiliates, any of the Grove Companies or any of their respective agents, employees or representatives (including all copies, if any, thereof), and shall not use or disclose the information contained in such books and records for any purpose or make such information available to any other entity or person.


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

            9.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Sellers if the costs and expenses are incurred by Sellers or their Affiliates (including the Grove Companies), or by Purchaser if the costs and expenses are incurred by Purchaser or its Affiliates. All costs, including, transfer and stamp taxes, duties, notarial fees or other equivalent taxes, fees or duties resulting from the sale of (i) the Specified Grove Assets that would not have been required if Purchaser purchased the stock of Kidde and (ii) the capital stock of the non-U.S. Specified Grove Parent Corporations shall be borne by the Purchaser. The costs of all title insurance shall be borne by the Purchaser. The costs of the surveys of the properties identified in Section 9.10 of the Disclosure Schedule shall be borne equally by Kidde and Purchaser.

            9.11 Sections of Disclosure Schedule. The disclosure of any matter in any section of the Disclosure Schedule shall be deemed to be a disclosure for all purposes of the Disclosure Schedule to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by Sellers or to otherwise imply that any such matter is material for the purposes of this Agreement.

            9.12 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE "CHOSEN COURT") AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.1 OF THIS AGREEMENT. EACH OF THE SELLERS IRREVOCABLY DESIGNATES BEAZER EAST INC., 1 OXFORD CENTER, SUITE 3000, PITTSBURGH, PENNSYLVANIA 15219 (ATTENTION: JILL BLUNDEN, ESQ.), AND PURCHASER IRREVOCABLY DESIGNATES JOHN R. MONSKY, C/O OAK HILL PARTNERS, 65 EAST 55TH STREET, 32ND FLOOR, NEW YORK, NY 10022, AS ITS AGENT AND ATTORNEY IN FACT FOR THE ACCEPTANCE OF SERVICE OF PROCESS AND MAKING AN APPEARANCE ON ITS BEHALF IN ANY SUCH ACTION OR PROCEEDING AND

TAKING ALL SUCH ACTS AS MAY BE NECESSARY OR APPROPRIATE IN ORDER TO CONFER JURISDICTION OVER IT UPON THE CHOSEN COURT, AND THE SELLERS AND PURCHASER STIPULATE THAT SUCH CONSENT AND APPOINTMENT ARE IRREVOCABLE AND COUPLED WITH AN INTEREST.

            9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

            9.14 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

            9.15 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       HANSON FUNDING (G) LIMITED


                                       By: /s/ Graham Dransfield
                                           -------------------------------------
                                           Name:  Graham Dransfield
                                           Title: Director

                                       DEUTSCHE GROVE CORPORATION


                                       By: /s/ Robert C. Stift
                                           -------------------------------------
                                           Name:  Robert C. Stift
                                           Title: Director

                                       HANSON AMERICA HOLDINGS (4) LTD.


                                       By: /s/ Graham Dransfield
                                           -------------------------------------
                                           Name:  Graham Dransfield
                                           Title: Director

                                       GROVE FRANCE SA


                                       By: /s/ Robert C. Stift
                                           -------------------------------------
                                           Name:  Robert C. Stift
                                           Title: Director

                                       KIDDE INDUSTRIES, INC.


                                       By: /s/ Robert C. Stift
                                           -------------------------------------
                                           Name:  Robert C. Stift
                                           Title: Director

                                       HANSON FINANCE PLC


                                       By: /s/ Graham Dransfield
                                           -------------------------------------
                                           Name:  Graham Dransfield
                                           Title: Director

                                       GROVE WORLDWIDE LLC
                                       By: Grove Holdings LLC, its managing
                                           member
                                           By: Grove Investors LLC, its managing
                                           member


                                       By: /s/ Robert B. Henske
                                           -------------------------------------
                                           Name:  Robert B. Henske
                                           Title: President